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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 29, 2017 by and between NG ENTERPRISES, INC., a California corporation and GUILLERMO GALLARDO (collectively, the “Seller”), and MAGNEGAS CORPORATION, a Delaware corporation, its successors and assigns “Buyer”) (Buyer and Seller, together, the “Parties”).

R E C I T A L S

WHEREAS, Seller, among other things, is engaged in the business of owning and operating a welding and gas supply business (referred to herein as “Seller Business”).

WHEREAS, the Seller Business is comprised of certain assets and liabilities that are currently part of Seller;

WHEREAS, Seller desires to sell, transfer and assign to Buyer or a Buyer Designee (as hereinafter defined), and Buyer or a Buyer Designee desires to purchase and assume from Seller, the Purchased Assets (as hereinafter defined), and Buyer or a Buyer Designee is willing to assume, the Assumed Liabilities (as hereinafter defined), in each case as more fully described and upon the terms and subject to the conditions set forth herein; and

WHEREAS, Seller and Buyer or a Buyer Designee desire to each enter into an Assignment and Bill of Sale and Assumption Agreement and such other ancillary transaction documents as are deemed necessary by the parties (each as hereinafter defined, and collectively, the “Collateral Agreements”).

NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Definitions.

1.1. Defined Terms. For the purposes of this Agreement the following words and phrases shall have the following meanings:

“Affiliate” of any Person means any Person that controls, is controlled by, or is under common control with such Person. As used herein, “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Assigned Intellectual Property” means all of the Intellectual Property and Information owned by Seller or its Affiliates that is used or held for use primarily in the operation or conduct of the Seller Business and is being assigned to Buyer pursuant to this Agreement.

“Assignment and Bill of Sale and Assumption Agreement” means each agreement in substantially the form set forth in Exhibit A.

“Benefit Plan” means each Pension Plan, Welfare Plan and employment, compensation, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock option, stock appreciation right, stock purchase, phantom stock or other equity compensation, performance, retirement, thrift, savings, stock bonus, excess benefit, supplemental unemployment, paid time off, perquisite, tuition reimbursement, outplacement, fringe benefit, vacation, sabbatical, sick leave, severance, or retention, termination, change in control, redundancy policy, workers’ compensation, retirement, cafeteria, disability, death benefit, hospitalization, medical, dental, life insurance, accident benefit, welfare benefit or other plan, program, agreement or arrangement, in each case maintained or contributed to, or required to be maintained or contributed to, by Seller or its Subsidiaries or any ERISA Affiliate, in each case for the benefit of any Business Employee.

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“Business Day” means a day that is not (i) a Saturday, a Sunday or a statutory or civic holiday in the State of New York, (ii) a day on which banking institutions are required by Law to be closed in the State of New York, or (iii) a day on which the principal offices of Seller or Buyer are closed or become closed prior to 2:00 p.m. local time.

“Business Employees” means the employees of Seller who are principally engaged in performing services for the Seller Business.

“Business Records” means all books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information whether in hardcopy or computer format and whether stored in network facilities or otherwise, in each case to the extent used or held for use primarily in the operation or conduct of the Seller Business, including any advertising, promotional and media materials, training materials, trade show materials and videos, engineering information, manuals and data, including databases for reference designs, safety data sheets, product datasheets, sales and purchase correspondence, including price lists, lists of present and former customers, information concerning customer contacts, purchasing history and invoices, technical characteristics and other information reasonably required for ongoing customer relationships, lists of present and former suppliers or vendors, mailing lists, warranty information, catalogs, sales promotion literature, advertising materials, brochures, bids, records of operation, accounting and financial records, personnel and employment records, standard forms of documents, manuals of operations or business procedures, designs, research materials and product testing reports, and any information relating to any Tax imposed on any Purchased Assets or with respect to the Seller Business, but excluding portions of such items to the extent (i) they are included in, or primarily related to, any Excluded Assets or Excluded Liabilities, or (ii) any applicable Law prohibits the transfer of such information.

“Buyer Designee” means one or more Affiliates of Buyer identified to Seller in accordance with Section 2.11 prior to the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq. as amended.

“Closing” means the closing of the transactions described in Article 7.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Contracts” means all Third-Party contracts, agreements, leases and subleases, supply contracts, commitments, purchase orders, sales orders, binding offers and instruments, or other written or oral arrangements, used or held for use primarily in the operation or conduct of the Seller Business, to which Seller is a party, including the contracts identified as to be assigned on Schedule 2.1(a) and including any such contracts, agreements, leases and subleases, supply contracts, commitments, purchase orders, sales orders and instruments (i) for the lease of machinery, equipment, motor vehicles, furniture or office equipment, (ii) for the provision of goods or services to the Seller Business, (iii) for the sale of goods or performance of services by the Seller Business, (iv) for the sale and distribution of the Seller Products, and (v) any such contracts, agreements, leases and subleases, supply contracts, commitments, purchase orders, sales orders and instruments referred to in clauses (i) - (iv), inclusive, entered into between the date hereof and the Closing Date by Seller to the extent such Contracts entered into after the date hereof are entered into in the ordinary course of business consistent with past practice and outstanding as of the Closing Date, but not the Excluded Contracts.

“Copyrights” means rights in works of authorship, including without limitation copyrights, whether registered or unregistered and whether arising under the laws of the United States or any other jurisdiction anywhere in the world, including moral rights, and all registrations and applications for registration with respect thereto.

“Encumbrance” means any lien, encumbrance, claim, charge, security interest, mortgage, pledge, easement, encroachment, building or use restriction, capital lease, conditional sale or other title retention agreement, covenant or other similar restriction, adverse claims of ownership or use, or other similar restriction or Third Party right affecting the Purchased Assets, but shall not include Permitted Encumbrances.

“Environmental Law” means any Law that governs the existence of or provides a remedy for release of Hazardous Substances, the protection of persons, natural resources or the environment, the management of Hazardous Substances, or other activities involving Hazardous Substances including under CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. Section § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., or any other similar Law, as any such Law has been amended or supplemented, and the regulations promulgated pursuant thereto.

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“Environmental Liability” means any liability arising in connection with or in any way relating to Seller, any property now or previously owned, leased or operated by such Seller (or any predecessor thereof), the Seller Business, or the Purchased Assets which (i) arise under or relate to any Environmental Law and (ii) relate to actions occurring or conditions existing on or before the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other Person that, together with Seller (or at the relevant time was) treated as a single employer under Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder.

“Excluded Contracts” means those Contracts (i) identified in Schedule 2.2(d), (ii) under which performance by Seller or an Affiliate of Seller has been completed and for which there is no remaining warranty, maintenance, or support obligation and under which performance by the counterparty has been completed and for which there is no remaining payment obligation of such party, (iii) that constitute a General Purchase Agreement, or (iv) primarily related to Excluded Assets or Excluded Liabilities.

“Excluded Taxes” means any liability, obligation or commitment, whether or not accrued, assessed or currently due and payable, with respect to (i) any Taxes of Seller or its Affiliates (including any liability of Seller or its Affiliates for the Taxes of any other Person (other than Buyer or its Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law)), as a transferee or successor, by contract or otherwise, (ii) any Taxes relating to, pertaining to, or arising out of, the Seller Business or the Purchased Assets for any Pre-Closing Tax Period, including all interest, penalties or other amounts with respect thereto accruing in Post-Closing Tax Periods, and (iii) any Taxes required by Law to be paid by Seller (or withheld from Seller by Buyer or a Buyer Designee) as a result of their sale of Purchased Assets in any jurisdiction (including any mandatory withholding Taxes) other than (x) any Transfer Taxes to be paid by Buyer or a Buyer Designee under Section 2.10(b) and any Taxes to the extent deducted an withheld by Buyer or a Buyer Designee at Closing pursuant to Section 2.10(a).

“Fixtures and Supplies” means all fixtures, improvements, furniture, furnishings, office and other supplies, vehicles, and other tangible personal property owned by Seller and used or held for use primarily in the operation or conduct of the Seller Business that are located on the Premises, including desks, tables, chairs, file cabinets, racks, cubicles and other storage devices and office supplies and any additions, improvements, replacements and alterations thereto between the date hereof and the Closing Date and all warranties and guarantees, if any, express or implied with respect to the foregoing, but excluding any such items primarily related to Excluded Assets or Excluded Liabilities.

“GAAP” means U.S. Generally Accepted Accounting Principles.

“General Purchase Agreements” means Third-Party supply contracts or other agreements between Seller or an Affiliate of Seller and a Third Party pursuant to which Seller or an Affiliate purchases products or services from such Third-Party for any of Seller’s or an Affiliate’s businesses and not used or held for use primarily in the operation or conduct of the Seller Business.

“Governmental Body” means any legislative, executive or judicial unit of any governmental entity (supranational, national, federal, provincial, state or local) or any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Governmental Permits” means all governmental permits and licenses, certificates of inspection, approvals or other authorizations issued to Seller with respect to the Seller Business or the Premises and necessary for the operation of the Seller Business as currently conducted under applicable Laws, including those identified on Schedule 2.1(k).

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“Hazardous Substance” means (i) any hazardous, toxic or dangerous waste, substance or material defined as such pursuant to any Environmental Law, (ii) asbestos or PCBs and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Body pursuant to any Environmental Law.

“Information” means any and all documented and undocumented information, including any technical information, Trade Secrets and other confidential information, data and drawings of whatever kind in whatever medium, specifications, techniques, know-how, network configurations and architectures, APIs, subroutines, techniques, user interfaces, URLs works of authorship, algorithms, formulae, protocols, schematics, compositions, processes, designs, bills of material, sketches, photographs, graphs, drawings, samples, non-patented inventions, discoveries, developments and ideas, build instructions, Software code (in any form, including source code and executable or object code), build scripts, test scripts, databases and data collections, past and current manufacturing and distribution methods and processes, tooling requirements, current and anticipated customer requirements, price lists, part lists, customer lists, market studies, business plans, database technologies, systems, structures, architectures, improvements, devices, concepts, methods and information, however documented and whether or not embodied in any tangible form, and any and all notes, analysis, compilations, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, and including all tangible embodiments of any of the foregoing.

“Intellectual Property” means all intellectual property rights arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction anywhere in the world: (a) Copyrights, (b) Trademarks, (c) Patents, (d) Trade Secrets, (e) mask work rights and other rights protecting integrated circuit or chip topographies or designs, and any applications for registration therefor, (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases), whether registered or unregistered, and any applications for registration therefor; (g) rights in URL and domain name registrations, (h) rights in inventions (whether or not patentable) and improvements thereto, and (i) any other proprietary, intellectual or industrial property rights of any kind or nature now known or hereafter recognized in any jurisdiction worldwide.

“Inventory” means all inventory, wherever located, including raw materials, work in process, recycled materials, demo and evaluation inventory, finished products, inventoriable supplies, and non-capital spare parts owned by Seller or an Affiliate and used or held for use primarily in the operation or conduct of the Seller Business, and any rights of Seller to the warranties received from suppliers and any related claims, credits, rights of recovery and set-off with respect to such Inventory, but only to the extent such rights are assignable, but excluding any such items primarily related to Excluded Assets or Excluded Liabilities.

“IRS” means the U.S. Internal Revenue Service.

“knowledge of Seller” or “to Seller’s knowledge” means the actual knowledge of the individuals specified on Schedule 1.1(a) after reasonable investigation.

“Law” means any supranational, national, federal, state, provincial or local law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree of any country.

“Lease” means the lease to be assigned or subleased, as the case may be, together with all amendments, modifications or supplements thereto, for any of the Premises.

“Leased Equipment” means the vehicles, computers, machinery and equipment and other similar items leased and used or held for use by Seller primarily in the operation or conduct of the Seller Business, but excluding any such items primarily related to Excluded Assets or Excluded Liabilities.

“Licenses” means all licenses, agreements and other arrangements identified on Schedule 2.1(i) under which Seller has the right to use any Intellectual Property or Information of a Third Party which is used or held for use primarily in the operation or conduct of the Seller Business but not (i) the Non-assignable Licenses, (ii) Contracts for non-customized Software that is licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, and not incorporated into, or used directly in, the development, manufacturing or distribution of, any of the Seller Products or services of the Seller Business and is generally available to the public on standard, non-negotiated terms (“Standard Software”), or (iii) any such items primarily related to Excluded Assets or Excluded Liabilities.

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“Non-assignable Licenses” means those Licenses of Intellectual Property or Information under which Seller or an Affiliate of Seller is the licensee that are (i) not to be assigned as set forth on Schedule 2.1(i) or (ii) related to other businesses of Seller or an Affiliate of Seller and not used or held for use primarily in the operation or conduct of the Seller Business.

“Patents” means patents or patent applications worldwide of any kind or nature (including industrial designs and utility models that are subject to statutory protection), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related counterparts to such patents and patent applications, wheresoever issued or pending anywhere in the world.

“Pension Plan” means each “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) or similar equivalent under applicable Laws other than the United States.

“Permitted Encumbrances” means any (i) statutory lien for Taxes, assessments and other governmental charges or liens of carriers, landlords, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable, (ii) liens incurred or deposits made in the ordinary course of the Seller Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, (iii) licenses or covenants granted by Seller or an Affiliate of Seller in connection with sales of products or patent licensing activities in the ordinary course of business, (iv) any use or other building restriction set forth in the Leases for the Sub-Leased Premises, and (v) any Encumbrance or minor imperfection in title and minor encroachments, if any, that, individually or in the aggregate, are not material in amount, do not materially interfere with the conduct of the Seller Business or with the use of the Purchased Assets and do not materially affect the value of the Purchased Assets or the Seller Business.

“Person” means any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any government or regulatory, administrative or political subdivision or agency, department or instrumentality thereof.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Premises” means the Sub-Leased Premises that are used by the Seller Business.

“Principal Equipment” means all personal property of Seller used or held for use by Seller primarily in the operation or conduct of the Seller Business including such personal property located on the Premises, including without limitation all computers, laptops, cell phone devices, smartphones, servers, printers, copiers, faxes, machinery, equipment (including any related replacement or spare parts, components dies, molds, tools, and tooling), phone or conferencing equipment, network equipment, data processing equipment and peripheral equipment and other similar items of personal property, but not (x) the Leased Equipment, (y) any such items primarily related to Excluded Assets or Excluded Liabilities, or (z) any such item of Principal Equipment abandoned by Buyer, at its sole election, that remains at the Premises for thirty (30) days following the Closing Date. Principal Equipment includes rights to the warranties received from the manufacturers and distributors of such items and to any related claims, credits, rights of recovery and set-off with respect to such items, but only to the extent that such rights are assignable.

“Return” means any return, declaration, report, claim for refund, or information return or statement, and any other document filed or required to be filed in respect of any Tax, including any schedule or attachment thereto or amendment thereof.

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“Seller Material Adverse Effect” means any fact, circumstance, change, condition or effect that, individually or when taken together with all other such facts, circumstances, changes, conditions or effects that exist at the date of determination of the occurrence of the Seller Material Adverse Effect, has or is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of operations of the Seller Business, taken as a whole, or Seller’s ability to perform its obligations under this Agreement and the Collateral Agreements or consummate the transactions contemplated hereby or thereby; provided, however, that no facts, circumstances, changes, conditions or effects (by themselves or when aggregated with any other facts, circumstances, changes, conditions or effects) resulting from, relating to or arising out of the items enumerated in sub-clauses (i) to (vi) below shall be deemed to be or constitute a Seller Material Adverse Effect, and no facts, circumstances, changes, conditions or effects resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, circumstances, changes or effects) shall be taken into account when determining whether a Seller Material Adverse Effect has occurred or may, would or could occur: (i) general economic, financial or political conditions in the United States or any other jurisdiction in which the Seller Business has substantial business or operations, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the Seller Business, taken as a whole, relative to other external storage businesses of comparable size; (ii) conditions in the welding supply industry, and any industry-wide changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the Seller Business, taken as a whole, relative to other welding supply businesses of comparable size; (iii) conditions in the financial markets, and any changes therein (including any changes arising out of acts of terrorism, war, weather conditions or other force majeure events), to the extent that such conditions do not have a materially disproportionate impact on the Seller Business, taken as a whole, relative to other welding supply businesses of comparable size; (iv) acts of terrorism or war to the extent that such acts do not have a materially disproportionate impact on the Seller Business, taken as a whole, relative to other welding supply businesses of comparable size; (v) directly from the announcement or pendency of this Agreement and the transactions contemplated hereby, including negative reactions of any OEMs or customers to the sale announcement; or (vi) directly from compliance by Seller with the express terms of this Agreement or the failure by Seller to take any action that is prohibited by this Agreement.

“Seller Product(s)” means all products and components thereof to the extent such components are owned, designed or manufactured by, or on behalf of, Seller or its Affiliates that are used or held for use primarily in the Seller Business, including without limitation those listed on Schedule 1.1(b).

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, heuristics models and methodologies, whether in source code or object code, (b) testing, validation, verification and quality assurance materials, (c) databases, conversion, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, (f) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing and (g) all documentation, including user manuals, web materials, and architectural and design specifications and training materials, relating to any of the foregoing.

“Straddle Period” means any Tax period that begins on or before and ends after the Closing Date.

“Sub-Leased Premises” means the real property identified on Schedule 3.7(a), together with all rights, easements and privileges appertaining or relating to such real property, and all improvements located thereon, that is leased by Seller from Third Parties and used or held for use by Seller primarily in the operation or conduct of the Seller Business.

“Tax” means a tax of any kind, and all charges, fees, customs, levies, duties, imposts, required deposits or other assessments, whether federal, state, local or foreign, including all net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, registration, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, ad valorem, value added, transfer, gains, profits, net worth, asset, transaction, real property, personal property, alternative, add-on minimum, escheat or estimated tax or other tax, including any interest, penalties or additions to tax with respect thereto, whether disputed or not, imposed upon any Person by any taxing or social security authority or other Governmental Body under applicable Law.

“Third Party” means any Person not an Affiliate of the other referenced Person or Persons.

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“Trademarks” means “Complete Welding of San Diego” and all derivations thereof.

“Trade Secrets” means all information of any kind or nature, in whatever form and whether or not embodied in a tangible medium, including customer lists, concepts, ideas, methods, processes, know-how, methodologies, designs, plans, schematics, bill of materials, drawings, formulae, technical data, specifications, research and development information, technology and product roadmaps, models, data bases, marketing materials and other proprietary or confidential information, in each case to the extent any of the foregoing derives economic value from not being generally known to other Persons who can obtain economic value from its disclosure or use, excluding any Copyrights or Patents that cover or protect any of the foregoing.

“Welfare Plan” means each “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) or similar applicable Laws of jurisdictions other than the United States.

1.2. Other Definitional and Interpretive Matters.

a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the starting reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

b) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

c) Headings. The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

d) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

e) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

f) Currency. All currency references included herein shall refer to United States dollars.

g) Reasonable Commercial Efforts. Reasonable commercial efforts means that the obligated party is required to make a diligent, reasonable and good faith effort to accomplish the applicable objective. Such obligation, however, does not require an expenditure of funds or the incurrence of a liability on the part of the obligated party, nor does it require that the obligated party act in a manner that would be contrary to normal commercial practices in order to accomplish the objective. The fact that the objective is or is not actually accomplished is not, by itself, an indication that the obligated party did or did not in fact utilize its reasonable commercial efforts in attempting to accomplish the objective.

h) Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Any matter disclosed by either party on any one Schedule with respect to any representation, warranty or covenant of such party shall be deemed disclosed for purposes of all other representations, warranties or covenants of such party to the extent that it is reasonably apparent from such disclosure that it also relates to such other representations, warranties or covenants.

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2. Purchase and Sale of the Seller Business.

2.1. Purchase and Sale of Assets. Upon the terms and subject to the conditions of this Agreement and in reliance on the representations and warranties contained herein, on the Closing Date, Seller shall, grant, bargain, sell, transfer, assign, convey and deliver to Buyer or one or more Buyer Designees, and Buyer or one or more Buyer Designees shall purchase, acquire and accept from Seller, all of the right, title and interest in, to and under the Purchased Assets that Seller owns, leases, licenses, possesses or uses as the same shall exist on the Closing Date, wherever located, free and clear of Encumbrances. For purposes of this Agreement, “Purchased Assets” means all the assets, properties and rights used or held for use by Seller primarily in the operation or conduct of the Seller Business, whether tangible or intangible, real, personal or mixed, including the asset categories set forth or described in paragraphs (a) through (p) below (except in each case for the Excluded Assets), to the extent used or held for use primarily in the operation or conduct of the Seller Business, whether or not any of such assets, properties or rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller’s books or financial statements:

a) The Contracts;

b) The Seller’s or its Affiliate’s valid and collectable receivables (of not less than $325,000), cash (of not less than $20,000), cash equivalents, bank deposits or similar cash items or employee receivables;

c) Any insurance policies or rights of proceeds thereof;

d) The Principal Equipment and Purchased Leased Equipment;

e) The Fixtures and Supplies;

f) The Inventory (including those cylinders listed on Schedule 1.1(b);

g) The Licenses;

h) The Intellectual Property;

i) The Business Records;

j) The Governmental Permits (but only to the extent that such Governmental Permits are assignable or transferable to Buyer);

k) The registered domain names listed on Schedule 2.1(l);

l) All prepaid expenses for leased and rented equipment;

m) All prepaid deposits for customer orders to be completed after the Closing Date;

n) All rights to the claims, causes of action, rights of recovery, and rights of set-off, made or asserted against any Person on or after the Closing Date relating to the Purchased Assets, whether arising out of actions or conditions occurring prior to, on, or after the Closing Date, including all rights to sue for or assert claims against and seek remedies for past, present and future infringements of any of the Assigned Intellectual Property and rights of priority and protection of interests therein and to retain any and all damages, settlement amounts and other amounts therefrom;

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o) All guarantees, warranties, indemnities and similar rights in favor of Seller related to the items identified in clauses (a) through (g) above; and

p) The goodwill of the Seller Business.

2.2. Excluded Assets. Notwithstanding the provisions of Section 2.1, it is hereby expressly acknowledged and agreed that the Purchased Assets shall not include, and Seller is not granting, bargaining, selling, transferring, assigning, conveying or delivering to Buyer or a Buyer Designee, and neither Buyer nor any Buyer Designee is purchasing, acquiring or accepting from Seller, any of the rights, properties or assets set forth or described in paragraphs (a) through (h) below (the rights, properties and assets expressly excluded by this Section 2.2 or otherwise excluded by the terms of Section 2.1 from the Purchased Assets being referred to herein as the “Excluded Assets”):

a) Any Intellectual Property or Information of Seller or any Affiliate other than the Assigned Intellectual Property;

b) Any (i) confidential personnel records pertaining to any Business Employee to the extent applicable Law prohibits the transfer of such information, or (ii) other books and records that Seller or any Affiliate of Seller is required by Law to retain; provided, however, that Buyer shall have the right, to the extent permitted by Law and subject to reasonable restrictions, to make copies of any portions of such retained confidential personnel records and other books and records that relate to the Seller Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees; and (iii) any information management system of Seller or any Affiliate of Seller other than those used or held for use primarily in the operation or conduct of the Seller Business;

c) Any claim, right or interest of Seller or any Affiliate of Seller in or to any refund, rebate, abatement or other recovery for Excluded Taxes, together with any interest due thereon or penalty rebate arising therefrom;

d) The Excluded Contracts, the Non-assignable Licenses and the Excluded Leased Equipment;

e) Except as specified in Section 2.1, any of Seller’s or any Affiliate’s rights, claims or causes of action against Third Parties relating to the assets, properties or operations of the Seller Business arising out of transactions occurring prior to, and including, the Closing Date;

f) Except as specifically provided in Section 5.4 or the applicable Assignment and Bill of Sale and Assumption Agreement for any particular jurisdiction, any of the assets of the Benefits Plans; and

g) All other assets, properties, interests and rights of Seller or any Affiliate not related primarily to the Seller Business.

2.3. Purchase Price. In consideration of the grant, bargain, sale, transfer, assignment, conveyance and delivery by Seller and the Subsidiaries of the Purchased Assets to Buyer or a Buyer Designee, and in addition to assuming the Assumed Liabilities, Buyer and/or a Buyer Designee(s) shall pay to Seller at the Closing, an aggregate amount equal to seven hundred fifty thousand and 00/100 dollars (US$750,000) (the “Purchase Price”) in cash by wire transfer of immediately available funds to an account designated by Seller’s written instructions to Buyer on the Closing Date, less any amounts previously paid (“Deposits”).

a) Initial Deposit. The Seller acknowledges the Buyer previously made a non-refundable deposit in the amount of twenty five thousand and 00/100 dollars (US$25,000) to the Seller.

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b) Second Deposit. Upon execution of this Agreement, the Buyer shall transfer to the Seller in immediately available funds the sum of three hundred thousand and 00/100 dollars (US$300,000). This amount shall be fully refundable to the Buyer in the event the Seller breaches the terms of this Agreement in any form or fashion.

2.4. Assumed Liabilities. On the Closing Date, Buyer or one or more Buyer Designee shall execute and deliver to Seller each Assignment and Bill of Sale and Assumption Agreement pursuant to which Buyer or any such Buyer Designee shall accept, assume and agree to pay, perform or otherwise discharge, in accordance with the respective terms and subject to the respective conditions thereof, the Assumed Liabilities. For purposes of this Agreement, “Assumed Liabilities” means the liabilities and obligations set forth or described in paragraphs (a) through (b) below, whether or not any such liability or obligation has a value for accounting purposes or is carried or reflected on or specifically referred to in either Seller’s books or financial statements:

a) The Seller’s trade payables up to a maximum of $175,000; and

b) Except as provided herein, the obligations and liabilities with respect to the Transferred Employees, the Seller Business or the Purchased Assets in any of the foregoing cases arising from, or in connection with, the operation or conduct of the Seller Business or the ownership of the Purchased Assets by Buyer or a Buyer Designee after the Closing Date.

2.5. Excluded Liabilities. Neither Buyer nor any Buyer Designee shall assume or be obligated to pay, perform or otherwise assume or discharge any liabilities or obligations of Seller or any of its Affiliates, whether direct or indirect, known or unknown, absolute or contingent, except for the Assumed Liabilities (all of such liabilities and obligations not so assumed being referred to herein as the “Excluded Liabilities”). For the avoidance of doubt, the parties agree that the Excluded Liabilities include, but are not limited to, any and all liabilities or obligations set forth or described in paragraphs (a) through (j) below, whether or not any such liability or obligation has a value for accounting purpose or is carried or reflected on or specifically referred to in Seller’s books or financial statements:

a) Any liability or obligation that arises from, or in connection with, the operation or the conduct of the Seller Business or the ownership of the Purchased Assets on or prior to the Closing Date;

b) Any Excluded Taxes;

c) Any Environmental Liabilities;

d) Any liability or obligation arising out of or related to any Excluded Asset;

e) Any indebtedness for borrowed money or guarantees thereof of Seller or intercompany obligations of Seller;

f) Except as set forth in Section 5.4(c), any liability or obligation relating to or arising out of (i) the employment and/or any termination of such employment by Seller of any employee or former employee of Seller on or before the Closing Date, including any and all liability or obligation relating to wages, remuneration, compensation, unreimbursed expenses, benefits, severance, pensions, sabbatical, vacation, personal days, floating holidays or other paid-time-off, working time related benefits, time savings accounts, end of career indemnities, 13th month payment or similar, anniversary bonus, early retirement, reconciliation of interests, social plans, works council negotiation procedure, social security and related costs (together, the “Employment-Related Liabilities”) of the employees or former employees of the Seller that are accrued or in the course of accrual or relate to periods prior to and on the Closing Date or that relate on a prorate temporis basis to the period prior and including the Closing Date; (ii) any employee’s or former employee’s or his/her dependents’ rights or obligations under any fringe benefit of employment with Seller, including any Benefit Plan; (iii) any retention payments owed to Business Employees pursuant to arrangements entered into on or prior to the Closing Date by Seller; and/or (iv) the employment or the termination of employment (whether before, on or after Closing) or the transfer by operation of Law, in each case as a result of the transaction contemplated by this Agreement, of any person who is not a Transferred Employee but who claims or is deemed to transfer to the Buyer or any Buyer Designee by operation of Law, including, without limitation, liabilities and obligations and Losses arising from, or connected with, any Employment-Related Liabilities;

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g) Any liability and obligation which arises out of or relates to any breach, default or violation by Seller or its Affiliates of the Contracts, Licenses and Governmental Permits occurring on or prior to the Closing Date or which arises out of violation of applicable Law, in each case by Seller or its Affiliates;

h) Any liability or obligation in connection with, or relating to, any actions, suits, claims or proceedings against Seller which arise out of, accrue, or relate to (i) the operation or conduct of the Seller Business or (ii) the ownership of the Purchased Assets in each case on or before the Closing Date;

i) Any benefit liability or obligation relating to or arising in connection with Section 4980B of the Code (COBRA) or otherwise by operation of applicable Law to provide continuation of health care coverage to employees or former employees of Seller or their dependents arising from a qualifying event occurring on or before the Closing Date; and

j) Except as set forth in Section 5.4(c), any liability or obligation arising from or relating to any Benefit Plan.

2.6. Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties.

a) From time to time following the Closing to the extent permitted by applicable Law and subject to reasonable restrictions, Seller shall, or shall cause its Affiliates to, make available to Buyer or a Buyer Designee such confidential data and information in personnel records of Transferred Employees as is reasonably necessary for Buyer to integrate such employees into Buyer’s or a Buyer Designee’s workforce and comply with its obligations under Section 5.4.

b) From time to time following the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Buyer and its Affiliates and each of their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Buyer or a Buyer Designee under this Agreement and the Collateral Agreements and to assure fully to Seller and its Affiliates and each of their respective successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Buyer or a Buyer Designee under this Agreement and the Collateral Agreements, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller any asset or liability not contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which asset or liability was transferred to Buyer or a Buyer Designee at the Closing, and (ii) transferring to Buyer or a Buyer Designee any asset or liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Buyer or a Buyer Designee at the Closing).

c) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Lease, License, Governmental Permit, certificate, approval, authorization or other right, which by its terms or by Law is non-assignable without the consent of a Third Party or a Governmental Body or is cancelable by a Third Party in the event of an assignment (“Non-assignable Assets”) (provided that in the event that Buyer or a Buyer Designee notifies Seller that any Purchased Asset should be transferred notwithstanding the right of a Third Party to cancel in the event of an assignment, then such Purchased Asset that is cancelable by a Third Party in the event of assignment shall not be included as a Non-assignable Asset for purposes of this Agreement) unless and until such consents shall have been obtained. Seller shall use all reasonable commercial efforts to obtain such consents and deliver any required notices prior to Closing, and Buyer shall, and shall cause its Affiliates to, cooperate with Seller to obtain such consents promptly. To the extent permitted by applicable Law, in the event consents to the assignment thereof cannot be obtained, Seller and Buyer shall, and shall cause their respective Affiliates to, cooperate in a mutually agreeable arrangement under which (i) Buyer or a Buyer Designee would obtain the benefits and assume the obligations under such Non-assignable Assets in accordance with this Agreement including by sub-contracting, sub-licensing, or sub-leasing to Buyer or a Buyer Designee, or (ii) such Non-assignable Assets would be held, as of and from the Closing Date, by Seller in trust for Buyer or a Buyer Designee and the covenants and obligations thereunder would be performed by Buyer or a Buyer Designee in Seller’s name and all benefits and obligations existing thereunder would be for Buyer’s or the applicable Buyer Designee’s account. Seller shall, and shall cause its Affiliates to, also take or cause to be taken at Buyer’s or a Buyer Designee’s expense such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer or the applicable Buyer Designee with the benefits of the Non-assignable Assets and to effect collection of money or other consideration that becomes due and payable under the Non-assignable Assets, and Seller shall promptly pay over to Buyer or the applicable Buyer Designee all money or other consideration received by it in respect to all Non-assignable Assets. If after the Closing Date any Non-assignable Asset becomes assignable (either because consent for the assignment thereof is obtained or otherwise), Seller shall promptly notify Buyer and assign or transfer such previously Non-assignable Asset to Buyer or the applicable Buyer Designee.

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d) Buyer and Seller shall, and shall cause their respective Affiliates to, use their respective reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval, or amendment required to transfer all rights and obligations under any and all Contracts, Leases, Licenses, Governmental Permits, certificates, approvals, authorizations or other rights or obligations or liabilities that constitute Assumed Liabilities.

e) As of and from the Closing Date, Seller on behalf of itself and its Affiliates authorizes Buyer, to the extent permitted by applicable Law and the terms of the Non-assignable Assets, at Buyer’s expense, to perform all the obligations and receive all the benefits of Seller or its Affiliates under the Non-assignable Assets and appoints Buyer its attorney-in-fact to act in its name on its behalf or in the name of the applicable Affiliate of Seller and on such Affiliate’s behalf with respect thereto.

f) Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Non-assignable Asset is obtained, such Non-assignable Asset shall not constitute a Purchased Asset and any associated liability shall not constitute an Assumed Liability for any purpose under this Agreement.

g) As reasonably requested by Buyer, Seller will identify the licenses included in the Non-assignable Assets and shall cooperate with and assist Buyer, at Buyer’s reasonable request and expense, to obtain licenses or arrangements to replace the licenses, services and assets provided with respect to any Non-assignable Asset.

2.7. Reserved.

2.8. Bulk Sales Law. Buyer hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction (collectively, the “Bulk Sales Laws”), including Article 6 of the California Uniform Commercial Code, in each case that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer or a Buyer Designee. Seller agrees that the indemnification obligations set forth in Section 9.3(b)(ii) shall apply to Buyer’s waiver of the Bulk Sales Laws.

2.9. Taxes.

a) Buyer or a Buyer Designee shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Buyer or any Buyer Designee is legally required to deduct and withhold under the Code, or any Tax Law with respect to Taxes resulting from Seller’s sale of Purchased Assets in any jurisdiction; provided that such right to deduct and withhold shall not apply to any Transfer Taxes allocated to Buyer or a Buyer Designee under Section 2.9(b). Buyer shall provide Seller with written notice of any requirement to so deduct or withhold any amount no less than five (5) days prior to the Closing Date, and shall provide Seller with a receipt from the applicable Governmental Body documenting the remittance of such deduction or withholding under the Code or any such Law as soon as reasonably practicable after the date of such deduction or withholding, but in any event not later than thirty (30) days following any such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

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b) The Party prescribed by applicable Law as primarily liable for the payment thereof shall be responsible for and timely pay any sales, use, stamp, registration, documentary, filing, recording, transfer, value added or similar fees or Taxes (“Transfer Taxes”) incurred in connection with the transfer of the Purchased Assets and the assumption of the Assumed Liabilities to and by, respectively, Buyer and Buyer Designees pursuant to this Agreement. In the case and to the extent of value added and similar Taxes incurred in connection with the transactions contemplated hereby that are recoverable by Buyer or a Buyer Designee, such Taxes shall be invoiced by Seller to Buyer or Buyer Designee, as applicable, paid by Buyer or Buyer Designee to Seller, as applicable, and remitted by Seller, as applicable, to the relevant Governmental Body in accordance with applicable Law, and Buyer or Buyer Designee shall be entitled to such recovery. The Party prescribed by Law as primarily liable for the payment of such Transfer Taxes shall prepare all necessary documents (including all Returns) with respect to all such amounts in a timely manner. The applicable party shall file such Returns and pay such Taxes and shall provide evidence satisfactory to the other party that such Returns have been filed and Transfer Taxes have been paid. Buyer and Seller shall cooperate to minimize the amount of Transfer Taxes.

c) All real property Taxes, personal property Taxes and similar ad valorem obligations (“Property Taxes”) levied with respect to the Purchased Assets for a Straddle Period shall be apportioned between Seller and Buyer based on the number of days of such Straddle Period, and Seller shall be liable for the proportionate amount of Property Taxes that is attributable to the Pre-Closing Tax Period within such Straddle Period, and Buyer shall be liable for the proportionate amount of Property Taxes that is attributable to the Post-Closing Tax Period within such Straddle Period. Any refund, rebate, abatement or other recovery of Property Taxes attributable to the Pre-Closing Tax Period shall be for the account of Seller, and any refund, rebate, abatement or other recovery of Property Taxes attributable to the Post-Closing Tax Period shall be for the account of Buyer. Upon receipt of any bill (or any refund, rebate, abatement, or other recovery) for such Property Taxes, Buyer or Seller, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 2.9(c) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that Buyer or Seller makes any payment for which it is entitled to reimbursement under this Section 2.9(c), the applicable party shall make such reimbursement promptly, but in no event, later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

d) Following the Closing, Buyer and Seller shall cooperate as reasonably requested for the purpose of enabling the requesting party to (i) make any election relating to Taxes, (ii) prepare Returns with respect to the Seller Business or the Purchased Assets or (iii) to prepare for and defend audits or other Tax-related examinations by a Governmental Body with respect to the Seller Business and the Purchased Assets. Such cooperation shall be at the expense of the requesting party.

2.10. Buyer Designee. The Parties agree that Buyer may assign the right to purchase certain of the Purchased Assets to one or more Buyer Designees or that one or more Buyer Designees may enter into a Collateral Agreement. Notwithstanding any such assignment or execution of a Collateral Agreement by a Buyer Designee, Buyer shall remain liable for, and any such assignment or execution shall not relieve Buyer of, its obligations hereunder or thereunder. Any reference to Buyer in this Agreement shall to the extent applicable also be deemed a reference to the applicable Buyer Designee, except where in context of this Agreement such use would not be appropriate.

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2.11. Reserved.

3. Representations and Warranties of Seller. Except as set forth in the Schedules attached hereto and delivered by Seller to Buyer prior to the execution of this Agreement, Seller represents and warrants to Buyer that:

3.1. Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has all requisite corporate power and authority to carry on the Seller Business as currently conducted by it and to own and operate the Purchased Assets and conduct the Seller Business. Seller is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of the Purchased Assets or the operation or conduct of the Seller Business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect.

3.2. Subsidiaries. The Seller does not have any Subsidiaries.

3.3. Authorization; Binding Effect.

a) Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party and to effect the transactions contemplated hereby and thereby, and the execution, delivery and performance of this Agreement and the Collateral Agreements to which it will be a party has been duly authorized by all requisite corporate action.

b) This Agreement has been duly executed and delivered by Seller and this Agreement is, and the Collateral Agreements to which Seller will be a party when duly executed and delivered by Seller will be, valid and legally binding obligations of Seller, enforceable against Seller, as applicable, in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

3.4. Non-Contravention; Consents.

a) The execution, delivery and performance of this Agreement by Seller and the Collateral Agreements by Seller that is a party thereto and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of, or conflict with, any provision of Seller’s charter, by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, license, permit, instrument, order, judgment, decree or other arrangement or commitment to which Seller is a party or by which it is bound and which relates to the Seller Business or the Purchased Assets or (iii) violate any applicable Law, order, judgment, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Seller, the Seller Business or the Purchased Assets, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, are not and could not reasonably be expected to be material to the Seller Business, taken as a whole.

b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Seller in connection with the execution, delivery and performance of this Agreement and the Collateral Agreements to which Seller will be a party or for the consummation of the transactions contemplated hereby or thereby by Seller, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, are not and could not reasonably be expected to be material to the Seller Business, taken as a whole.

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3.5. Title to Property; Principal Equipment; Sufficiency of Assets.

a) Seller has and at the Closing will have good and valid title to all personal tangible Purchased Assets free and clear of any Encumbrance except for Permitted Encumbrances.

b) Each material item of Principal Equipment is in good operating condition and repair, subject to normal wear and tear, suitable for the purposes for which it is currently being used, but is otherwise being transferred on a “where is” and, as to condition, “as is” basis.

c) Except for (i) the assets and Business Employees not transferred to Buyer or a Buyer Designee at Buyer’s written request and (ii) the Excluded Assets; the Purchased Assets and the Transferred Employees and the other rights to be acquired or licensed under this Agreement and the Collateral Agreements constitute (x) all property, assets, personnel and rights that are used or held for use by Seller primarily in the operation or conduct of the Seller Business and (y) all property, assets and rights that are necessary for the operation or conduct of the Seller Business as currently conducted. In the event this Section 3.5(c) is breached because Seller has in good faith failed to identify and transfer any asset or property or provide any service used or held for use primarily in the Seller Business, such breach shall be deemed cured if Seller promptly transfers such properties or assets or provides such services to Buyer or a Buyer Designee at no additional cost to Buyer or a Buyer Designee.

3.6. Permits; Licenses. Except as set forth in Schedule 2.1(k), there are no material Governmental Permits necessary for or used by Seller to operate the Seller Business as now being operated or to use or occupy the Premises, which Governmental Permits are required by currently effective Laws. Seller owns, holds or possesses in their own name, all Governmental Permits necessary to own or lease, operate and use the Purchased Assets or own, use or occupy the Premises and to carry on and conduct the Seller Business and its operations as presently conducted, except for such Governmental Permits, the absence of which, individually or in the aggregate, is not material to the Seller Business. The Governmental Permits held, owned or possessed by Seller are valid and in full force and effect and no proceeding is recorded, pending or, to Seller’s knowledge, threatened seeking the suspension, modification, limitation or revocation of any such Governmental Permit. The Seller is not in material violation of or default under any such Governmental Permits.

3.7. Real Estate; Environmental Matters.

a) Schedule 3.7(a) contains a complete and accurate list of the Sub-Leased Premises. Except as set forth in Schedule 3.7(a), the Lease is in full force and effect and the Seller has not violated, and, to Seller’s knowledge, the landlord has not violated or waived, any of the material terms or conditions of the Lease and all the material covenants to be performed by Seller, and to Seller’s knowledge, the landlord under the Lease prior to the date hereof have been performed in all material respects.

b) Schedule 3.7(b) contains a complete and accurate list of the Premises.

c) The use of the Premises, as presently used by the Seller Business, does not violate in any material respect any local zoning or similar land use or other applicable Laws. The Seller is not in violation of or in noncompliance with any covenant, condition, restriction, order or easement affecting the Premises except where such violation or noncompliance, individually or in the aggregate, is not or could not reasonably be expected to be material to the Seller Business, taken as a whole. There is no pending or, to Seller’s knowledge, threatened condemnation or similar proceeding affecting the Premises.

d) Except as set forth in Schedule 3.7(d), in respect of the Seller Business and the Premises:

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i) The operations of the Seller Business and the Premises comply in all material respects with all applicable Environmental Laws;

ii) Seller has obtained all environmental, health and safety Governmental Permits required by or related to any Environmental Law and necessary for its operations, and all such Governmental Permits are in good standing, and Seller is in compliance with all terms and conditions of such permits except where the failure to obtain, maintain in good standing or be in compliance with, such permits, individually or in the aggregate, is not or could not reasonably be expected to be material to the Seller Business, taken as a whole;

iii) Since commencing business operations, none of Seller, or any of the Premises or the operations of the Seller Business, have been subject to any on-going or previous investigation by, order from or agreement with any Person respecting (A) any Environmental Law, or (B) any remedial action arising from the release or threatened release of a Hazardous Substance into the environment;

iv) The Seller is not subject to any judicial or administrative proceeding, order, judgment, decree or settlement alleging or addressing a violation of or liability under any Environmental Law;

v) Seller has filed all notices required to be filed under any Environmental Law indicating past or present treatment, storage or disposal of a Hazardous Substance or reporting a spill or release of a Hazardous Substance into the environment except where the failure to file any such notices, individually or in the aggregate, has not had and could not reasonably be expected to have a Seller Material Adverse Effect;

vi) Seller has provided or made available to Buyer all material reports, assessments, compliance reports or audits, remedial actions plans or similar documents relating to any material environmental conditions of the Premises that are in Seller’s possession;

vii) To Seller’s knowledge, there is no asbestos containing material or lead based paint containing materials in at, on, under or within the Premises;

viii) The Seller has not received any written notice, or to Seller’s knowledge, other claim to the effect that it is or may be liable to any Person as a result of the release or threatened release of a Hazardous Substance; and

ix) There have been no releases or to Seller’s knowledge, threatened releases of any Hazardous Substances into, on or under any of the Premises by Seller or its Affiliates or, to Seller’s knowledge, any other Person, in any case in such a way as to create any liability (including the costs of investigation and remediation) under any applicable Environmental Law.

3.8. Compliance with Laws.

a) Except as set forth on Schedule 3.8, with respect to the Purchased Assets, the Seller Business and Seller is in compliance in all material respects with all applicable Laws and all decrees, orders, judgments, writs, injunctions, permits and licenses of or from Governmental Bodies by which the Seller Business or the Purchased Assets are bound or affected.

b) Without limiting the generality of the foregoing, the Seller, nor, to Seller’s knowledge, any agent, employee or other Person associated with or acting on behalf of Seller, has, directly or indirectly, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or any money laundering laws, or similar legislation in applicable jurisdictions or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

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3.9. Litigation. Except as set forth on Schedule 3.9, there is no action, suit, consent decree, proceeding, arbitration or governmental investigation pending or, to Seller’s knowledge, threatened by, against or involving Seller, the Seller Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees (i) which seeks to restrain or enjoin the consummation of the transactions contemplated hereby or (ii) with respect to the Seller Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees that, individually or in the aggregate, has been or could reasonably be expected to be material to the Seller Business, taken as a whole. To Seller’s knowledge, there is no basis for any such action, suit, decree, proceeding, arbitration or investigation not disclosed on Schedule 3.9.

3.10. Business Employees.

a) Schedule 3.10(a)(i) contains a complete and accurate list of all the Seller Business Employees as of December 29, 2017, showing for each Business Employee, the name, title, location, service date, leave status (active or inactive), annual base salary or wages, annual incentive/bonus or commission opportunity and 2018 salary increase, as applicable. Except as set forth on Schedule 3.10(a)(ii), (i) no Business Employee is covered by any union, collective bargaining agreement or other similar labor agreement; (ii) to Seller’s knowledge, are there no pending union, works council or similar labor organizing activities or arrangements; and (iii) in the three years prior to the date hereof, there has been no labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize the Business Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees. No unfair labor practice, labor dispute or labor charge or complaint is pending or, to the knowledge of Seller, threatened with respect to any Business Employee.

b) Seller does not currently maintain, contribute to or have any liability under any Benefit Plan.

c) Neither the execution nor the delivery of this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby, either alone or in combination with another event, will (i) entitle any Business Employee to any payment from Seller; (ii) increase the amount of compensation or benefits due from Seller to any such employee; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefits from Seller; or (iv) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or any similar provisions of foreign, state or local Law.

d) The Seller does not maintain or sponsor any “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code in which a Business Employee participates and may incur an additional tax under Section 409A of the Code.

e) With respect to the Seller Business, there is not presently pending or existing, and to Seller’s knowledge there is not threatened, (i) any strike, slowdown, picketing, or work stoppage, (ii) any application for certification of a collective bargaining agent, (iii) any controversies or disputes pending, or to Seller’s knowledge, threatened between Seller and any of its employees, or (iv) any claims, litigation or disputes by a works council or other applicable Government Body, which controversies, claims, litigation or disputes, individually or in the aggregate, are or could reasonably be expected to be material to the Seller Business, taken as a whole.

f) No Business Employee has a contractual right to any defined benefit pension or rights under an occupational pension plan.

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3.11. Contracts.

a) Schedule 3.11(a) contains a complete and accurate list of all existing Material Contracts of Seller that:

i) Involve or could reasonably be expected to involve payments by or to Seller either of more than $25,000 per year or more than $50,000 in the aggregate over the full term thereof;

ii) Contain any provision or covenant prohibiting or limiting the ability of Seller to (A) engage in any activity relating to or involving the Seller Business (including geographical restrictions), (B) to compete in any line of business, directly or indirectly, with any Person as to the Seller Business;

iii) Provide for “most favored nation” terms, including such terms for pricing, and that is material to the Seller Business;

iv) Create or obligate Seller to participate in any joint venture or similar arrangement with respect to or affecting the Seller Business or the Purchased Assets;

v) Contain material maintenance, warranty, support or similar obligations, other than as set forth on the standard terms and conditions of sale included in Schedule 3.15(a);

vi) For any distributor, original equipment manufacturer, reseller, value added reseller, sales, agency or manufacturer’s representative relationships that is material to the Seller Business; and

vii) Constitute any other agreement, commitment, arrangement or plan not made in the ordinary course of business that is material to the Seller Business (clauses (i) through (vii) collectively, the “Material Contracts”).

b) Schedule 3.11(b) contains a complete and accurate list of all contracts, agreements, commitments, purchase orders, and instruments that are material to the Seller Business but are not included in the Purchased Assets.

c) Each Material Contract is valid, binding and enforceable against Seller and, to Seller’s knowledge, the other parties thereto in accordance with its terms and is in full force and effect. The Seller is not in default under or in breach of or is otherwise delinquent in performance under any Material Contract (and Seller has not received any notice alleging any such default, breach or delinquency). To Seller’s knowledge, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under, and is not in material default under, any Material Contract and no event has occurred that, with notice or lapse of time, or both, would constitute such a material default. Seller has made available to Buyer true and complete copies of all Material Contracts.

3.12. Financial Information; Absence of Certain Changes.

a) Schedule 3.12(a) contains true and complete copies of the following unaudited financial statements of the Seller Business (the “Unaudited Business Financials”):

i) Unaudited balance sheet of the Seller Business as of November 30, 2017 (the “Balance Sheet”).

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b) The Unaudited Business Financials were prepared on the basis of the books and records (which are accurate and complete in all material respects) of the Seller Business (in each case, as of the date of such Unaudited Business Financials) and in accordance with GAAP consistently applied throughout the periods covered, except for the omission of footnotes and for normal year-end adjustments. The Unaudited Business Financials present fairly, in all material respects, the financial position of the Seller Business as of the dates thereof and the results of its operations and cash flows for each of the periods then ended in conformity with GAAP except for (i) the omission of footnotes and normal year-end adjustments; and (ii) any potential adjustments relating to the tax provision in the statements of operations or to any line items in the balance sheets affected by tax related adjustments. The Closing Statement will be prepared on the basis of the books and records of the Seller Business and each line item thereof will be prepared in accordance with GAAP applied consistently with the Unaudited Business Financials.

c) Except as set forth in Schedule 3.12(c), since the date of the Balance Sheet, the Seller Business has been conducted by Seller in the ordinary course consistent with past practices and there has not been:

i) Any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect;

ii) Any creation or other incurrence of any Encumbrance on any Purchased Asset other than in the ordinary course of business consistent with past practices;

iii) Failure to timely pay when due any material obligation related to the Seller Business;

iv) Any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Seller Business or any Purchased Asset;

v) Any transaction or commitment made, or any contract or agreement entered into, by Seller relating to the Seller Business or any Purchased Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller of any contract or other right, in either case, material to the Seller Business, other than transactions and commitments other than in the ordinary course of business consistent with past practices and those contemplated by this Agreement and the Collateral Agreements;

vi) Any change in any method of accounting or accounting practice by Seller with respect to the Seller Business;

vii) Any (i) employment, retention, bonus, deferred compensation, severance, retirement or other similar agreement entered into with any Business Employee (or any amendment to any such existing agreement), (ii) change in compensation or other benefits payable to any Business Employee pursuant to any severance or retirement plans or policies thereof, or (iii) grant of any severance or termination pay to any Business Employee;

viii) Any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize the Business Employees, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to Business Employees; or

ix) Any shipments or sales of quantities of Seller Products to customers, including distributors, other than in the ordinary course consistent with their past requirements.

x) Except as set forth in Schedule 3.12(d), Seller has not received or booked any prepaid revenues for the Seller Business applicable to performance due after the Closing Date.

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3.13. Intellectual Property.

a) Seller or one of its Affiliates owns exclusively all right, title and interest in and to the Assigned Intellectual Property, free and clear of all Encumbrances other than Permitted Encumbrances. Seller and its Affiliates have not received any notice or claim challenging Seller’s or any of its Affiliates’ ownership of any Assigned Intellectual Property or suggesting that any other Person has any claim of legal or beneficial ownership or exclusive rights with respect thereto, nor to Seller’s knowledge is there a reasonable basis for any claim that Seller or its Affiliates, as applicable, does not so own any of such Assigned Intellectual Property. Schedule 3.13(a) contains a complete and accurate list of all registered Trademarks that are to be assigned to Buyer or a Buyer Designee (the “Assigned Trademarks”). There are no other trademarks, patents or copyrights, registered or pending applications for registration, being assigned to Buyer of a Buyer Designee. Seller has not received any notice or claim challenging the validity or enforceability of any of the Assigned Trademarks or indicating an intention on the part of any Person to bring a claim that any of the Assigned Trademarks is invalid or unenforceable, nor to Seller’s knowledge is there a reasonable basis for any claim that any of the Assigned Trademarks is either invalid or unenforceable.

b) Except as set forth in Schedule 3.13(b), in connection with the operation of the Seller Business:

i) To Seller’s knowledge, none of Seller or any of its Affiliates has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Third Party;

ii) There is no suit, or proceeding pending against or, to Seller’s knowledge, threatened against or a written or, to Seller’s knowledge, oral claim affecting, the Seller Business (x) based upon, or challenging or seeking to deny or restrict, the rights of Seller or any of its Affiliates in any of the Assigned Intellectual Property (y) alleging that the use of the Assigned Intellectual Property or any services provided, processes used, or products manufactured, used, imported, offered for sale or sold with respect to the Seller Business conflict with, misappropriate, infringe or otherwise violate any Intellectual Property of any Third Party, or (z) alleging that Seller or any of its Affiliates infringed, misappropriated, or otherwise violated any Intellectual Property of any Third Party in connection with the operation of the Seller Business; and

iii) (A) the Assigned Intellectual Property constitutes all the Intellectual Property and Information owned by or licensed (to the extent Seller has a right to license or sublicense Buyer thereunder without payment of a fee) to Seller or one of its Affiliates that is used or held for use primarily in the operation or conduct of the Seller Business; (B) there exist no restrictions on the disclosure, use, license or transfer of the Assigned Intellectual Property (other than the restrictions imposed by applicable Law); (C) the consummation of the transactions contemplated by this Agreement will not alter, impair or extinguish any of the Assigned Intellectual Property; and (D) the Assigned Intellectual Property constitutes all of the Intellectual Property and Information owned by Seller that are necessary for the operation or conduct of the Seller Business as currently conducted (provided that this subsection (D) shall not be interpreted as a representation regarding non-infringement, which is addressed in subsection (b)(i) above). No loss or expiration of Seller’s rights to use any Intellectual Property or Information licensed to Seller under any is pending or to the knowledge of Seller, threatened.

c) The Seller has not entered into any Contracts containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, assert, enforce, or otherwise exploit any Assigned Intellectual Property anywhere in the world. The Seller has not (i) transferred ownership of (whether a whole or partial interest), or granted any exclusive right to use, any Assigned Intellectual Property to any Person; (ii) transferred ownership of (whether a whole or partial interest) or granted any exclusive right to use any improvements to or derivative works of any Assigned Intellectual Property; or (iii) granted rights to any Person to create improvements to or derivative works of any material Assigned Intellectual Property that is or would be owned by such Person or exclusively licensed to such Person.

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d) At the Closing, Seller will assign to Buyer free and clear of any Encumbrance the Assigned Intellectual Property.

e) None of the Assigned Intellectual Property has been adjudged invalid or unenforceable in whole or part and, to Seller’s knowledge, all Assigned Intellectual Property is valid and enforceable.

f) Seller and its Affiliates have taken reasonable actions to maintain and protect the Assigned Intellectual Property, including payment of applicable maintenance fees and filing of applicable statements of use other than certain foreign applications which Seller or an Affiliate thereof, in its reasonable business judgment, has abandoned in the ordinary course of business.

g) Seller and its Affiliates have taken reasonable steps to maintain the confidentiality of all Trade Secrets relating to the Seller Business (“Seller Trade Secrets”) and other information that at any time constituted a Trade Secret relating to the Seller Business, including taking steps to ensure that any Seller Trade Secrets disclosed by Seller or any of its Affiliates to a Third Party are subject to the confidentiality undertakings set forth in an applicable non-disclosure agreement. To Seller’s knowledge, there has been no misappropriation of any material Seller Trade Secrets. Seller and its Affiliates have not disclosed, nor is Seller or any of its Affiliates under any contractual or other obligation to disclose, to another Person any Seller Trade Secrets, except pursuant to an enforceable confidentiality agreement or undertaking, and, to Seller’s knowledge, no Person has materially breached any such agreement or undertaking. Without limiting the generality of the foregoing, Seller has and enforces in a commercially reasonable manner a policy requiring each Business Employee and independent contractor who has participated in the creation of any Assigned Intellectual Property or have had access to any Seller Trade Secrets to enter into non-disclosure and invention assignment agreements substantially in Seller’s standard forms (which have previously been provided to Buyer).

h) To Seller’s knowledge, no Business Employee or independent contractor of Seller or any of its Affiliates who is employed in connection with the Seller Business is obligated under any agreement or subject to any judgment, decree or order of any court or Governmental Body, or any other restriction that could reasonably be expected to materially interfere with such Business Employee or independent contractor carrying out his or her duties for Seller or such Affiliate, as applicable, or that could reasonably be expected to materially conflict with the Assigned Intellectual Property or the Seller Business as presently conducted.

i) Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions or agreements contemplated by this Agreement will, with or without notice or the lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any material Assigned Intellectual Property; (ii) the material release, disclosure, or delivery of any Information, by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer by Seller to any other Person of any license or other right or interest under, to, or in any material Assigned Intellectual Property.

3.14. Product Liability.

a) Each Product produced or sold by Seller in connection with the Seller Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable Laws. To Seller’s knowledge, there is no material design or manufacturing defect that has been established or is being investigated with respect to any such Product.

b) There has been no action, suit, claim, inquiry, proceeding or investigation in any case by or before any court or Governmental Body pending or, to Seller’s knowledge, threatened against or involving the Seller Business relating to any Product alleged to have been designed, manufactured or sold by the Seller Business and alleged to have been defective or improperly designed or manufactured, nor, to Seller’s knowledge, has there been any pattern of product failure relating to any Product designed, manufactured or sold by the Seller Business.

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c) Since commencement of business operations, there has been no pending, or to Seller’s knowledge, threatened recall or investigation of any Product sold by Seller in connection with the Seller Business.

3.15. Product Warranty.

a) Schedule 3.15(a) includes copies of the standard terms and conditions of sale for the Seller Products (containing applicable guaranty, warranty and indemnity provisions and support obligations). Except as set forth in Schedule 3.15(a), the products manufactured by the Seller Business have been sold by the Seller Business in accordance with the standard terms and conditions of sale.

b) Schedule 3.15(b) sets forth a complete and accurate listing of any Seller Products for which one percent (1%) or more have either been returned to Seller by customers or for which Seller has received return requests from customers, since commencement of business operations.

3.16. Inventory. The Inventory is, and as of the Closing Date will be, valued in accordance with GAAP of quality and quantity usable and saleable in the ordinary course of the Seller Business consistent with past practice, except in each case for excess, obsolete items and items of below-standard quality that have been reserved for or written down to estimated net realizable value in accordance with GAAP applied on a basis consistent with past practices as set forth in the Balance Sheet.

3.17. Customer and Suppliers. Schedule 3.17 contains a list setting forth the largest customers of the Seller Business those in excess of $50,000 per year, by dollar amount, over the twelve (12) months ended November 30, 2017 (and the amount of sales with respect to each such customer during such twelve month period), and the largest suppliers of the Seller Business, by dollar amount, over the twelve (12) months ended December 31, 2016 (and the amounts paid to each such supplier during such twelve month period). Seller has no knowledge of, and has not received written notice of the intention of any of such customers or suppliers to cease doing business with Seller. All purchase and sale orders and other commitments for purchases and sales made by Seller in connection with the Seller Business have been made in the ordinary course of business in accordance with past practices, and no payments have been made to any supplier or customers or any of their respective representatives other than payments to such suppliers or their representatives for the payment of the invoiced price of supplies purchased or goods sold in the ordinary course of business.

3.18. Restrictions on the Seller Business. Except for this Agreement, there is no agreement, judgment, injunction, order or decree materially affecting (i) Seller’s conduct of the Seller Business as currently conducted, or (ii) to Seller’s knowledge, Buyer’s ability to conduct the Seller Business after the Closing as currently conducted by Seller.

3.19. Taxes. There are no liens for Taxes upon any of the Purchased Assets other than Permitted Encumbrances. No action, proceeding or, to Seller’s knowledge, investigation has been instituted against Seller. Seller has duly and timely filed all Returns that it was required to file; all such Returns were correct and complete in all material respects; and all Taxes of Seller owed or shown as due on any Return have been paid. Seller (to the extent related to the Seller Business or the Purchased Assets) have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by them to any employee, independent contractor, creditor, stockholder or other third party except where the failure to make such payment, individually or in the aggregate, is not or could not reasonably be expected to be material to the Seller Business, taken as a whole. Seller has not received any claim in writing in the last two (2) years from a Governmental Body or social security administration in a jurisdiction where any Seller does not file Returns that the Seller is or may be subject to taxation by that jurisdiction. None of the Purchased Assets (a) is property required to be treated as owned by another person pursuant to the provisions of Section 168(f)(8) of the U.S. Internal Revenue Code of 1954 and in effect immediately before the enactment of the Tax Reform Act of 1986, (b) constitutes “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code, (c) secures any debt the interest of which is tax-exempt under Section 103(a) of the Code, or (d) is subject to a 467 rental agreement as defined in Section 467 of the Code. Seller (and not any of Seller’s Affiliates) is the beneficial owner of the Assigned Intellectual Property.

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3.20. Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or any Affiliate of Seller.

4. Representations and Warranties of Buyer. Except as set forth in Schedules attached hereto and delivered by Buyer to Seller prior to the execution of this Agreement, Buyer represents and warrants to Seller that:

4.1. Organization and Qualification. The Buyer and any Buyer Designee is a corporation or other legal entity duly organized, validly existing and in good standing (in any jurisdiction in which such concept exists) under the Laws of the jurisdiction of its incorporation or organization and each of Buyer and any Buyer Designee has all requisite legal power and authority to carry on its business as currently conducted by it and to own or lease and operate its properties. The Buyer and any Buyer Designee is duly qualified to do business and is in good standing as a foreign corporation (in any jurisdiction that recognizes such concept) in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and could not reasonably be expected to have a material adverse effect on Buyer or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

4.2. Authorization; Binding Effect.

a) The Buyer and any Buyer Designee has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Collateral Agreements to which it will be a party, as the case may be, and to effect the transactions contemplated hereby and thereby and the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer has been duly authorized by all requisite corporate action and, to the extent not completed on the date hereof by a Buyer Designee, will be duly authorized by all requisite corporate action.

b) This Agreement has been duly executed and delivered by Buyer and this Agreement is, and the Collateral Agreements to which Buyer or a Buyer Designee will be a party when duly executed and delivered by Buyer or such Buyer Designee will be, valid and legally binding obligations of Buyer or such Buyer Designee enforceable against Buyer or such Buyer Designee in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created hereby and thereby may be affected by bankruptcy, reorganization, moratorium, insolvency and similar Laws of general application affecting the rights and remedies of creditors and by general equity principles.

4.3. Non-Contravention; Consents.

a) Assuming that the consents specified in Section 4.3(b) below have been obtained, the execution, delivery and performance of this Agreement and the Collateral Agreements by Buyer and any Buyer Designee and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a breach or violation of any provision of Buyer’s or any Buyer Designee’s charter or by-laws or similar organizational document, (ii) violate or result in a breach of or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, lease, agreement, instrument, order, judgment, decree or other arrangement or commitment to which Buyer or any Buyer Designee is a party or by which it or its assets or properties are bound, or (iii) violate any applicable Law, order, judgment, injunction, decree, rule or regulation of any court or any Governmental Body having jurisdiction over Buyer or any Buyer Designee or any of their respective properties, other than in the case of clauses (ii) and (iii), any such violations, breaches, defaults, accelerations or cancellations of obligations or rights that, individually or in the aggregate, have not had and could not be reasonably expected to have a material adverse effect on Buyer or on Buyer’s or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

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b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required to be obtained by Buyer or any Buyer Designee in connection with the execution, delivery and performance of this Agreement or the Collateral Agreements or for the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations or filings the failure of which to be obtained or made, individually or in the aggregate, have not had and could not reasonably be expected to have a material adverse effect on Buyer or any Buyer Designee’s ability to consummate the transactions under this Agreement and the Collateral Agreements.

4.4. Brokers. Other than Christopher DuPont, as to which the Buyer shall have full responsibility and Seller shall not have any liability, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer.

4.5. Sufficiency of Funds. Except as otherwise stated herein, Buyer: (i) has sufficient funds available to pay the Purchase Price and any expenses incurred by Buyer in connection with the transactions contemplated by this Agreement or the Collateral Agreements; (ii) has the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Collateral Agreements; and (iii) has not incurred any obligation, commitment, restriction or liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its ability to perform its obligations hereunder and under the Collateral Agreements.

5. Certain Covenants.

5.1. Access and Information.

a) Seller shall give to Buyer and its Affiliates, and their respective officers, employees, accountants, counsel and other representatives reasonable access during Seller’s normal business hours throughout the period prior to the Closing to all of Seller’s properties, books, contracts, commitments, reports of examination and records relating to the Seller Business, the Transferred Employees, the Purchased Assets and the Assumed Liabilities (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third-Party confidentiality obligation). Seller shall assist, Buyer and its Affiliates in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to any of them for such purposes.

b) After the Closing Date, Seller and Buyer shall provide, and shall cause their respective Affiliates to provide, to each other and to their respective officers, employees, accountants, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or legal or contractual Third-Party confidentiality obligation), reasonable access for inspection and copying of all Business Records, Governmental Permits, Licenses, Contracts and any other information existing as of the Closing Date and relating to the Seller Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and shall make their respective personnel reasonably available for interviews, depositions and testimony in any legal matter concerning transactions contemplated by this Agreement, the operations or activities relating to the Seller Business, the Purchased Assets, the Assumed Liabilities or the Transferred Employees and as otherwise may be necessary or desirable to enable the party requesting such assistance to: (i) comply with any reporting, filing or other requirements imposed by any Governmental Body; (ii) assert or defend any claims or allegations in any litigation or arbitration or in any administrative or legal proceeding other than claims or allegations that one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. The party requesting such information or assistance shall reimburse the other party for all reasonable and necessary out-of-pocket costs and expenses, if any, incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1(b) shall be during normal business hours and upon reasonable prior notice and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein.

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c) Buyer agrees to preserve all Business Records, Licenses and Governmental Permits in accordance with its corporate policies related to preservation of records. Buyer further agrees that, to the extent Business Records, Licenses or Governmental Permits are placed in storage, they will be kept in such a manner as to make individual document retrieval possible in a reasonably expeditious manner.

5.2. Conduct of the Seller Business. From and after the date of this Agreement and until the Closing Date, except as otherwise contemplated by this Agreement or as set forth in the Schedules hereto or as Buyer shall otherwise consent to in writing, Seller, with respect to the Seller Business:

a) Will carry on the Seller Business in the ordinary course consistent with past practice and consistent therewith use its reasonable commercial efforts to keep intact the Seller Business, keep available the services of the Business Employees and preserve the relationships of the Seller Business with customers, suppliers, licensors, licensees, distributors and others that have a business relationship with the Seller Business;

b) In the ordinary course consistent with past practice maintain the Purchased Assets in good operating condition and repair or restore such assets as necessary for the operation of the Seller Business in the ordinary course of business;

c) Will not permit, other than as may be required by Law or a Governmental Body, all or any of the Purchased Assets (real or personal, tangible or intangible) presently and actively used or held for use primarily in the operation or conduct of the Seller Business to be transferred, sold, licensed, disposed of, or subjected to any Encumbrance, other than sales of Inventory in the ordinary course of business consistent with past practice and Section 5.2(c);

d) Will not sell Inventory outside of the ordinary course of business consistent with past practice, including with respect to pricing, discounting practices, bundling, sales volume and services levels, and will maintain Inventory sufficient to meet expected customer requirements, consistent with past practice, including sufficient raw materials, capacity and work in process in light of anticipated demand and customary cycle times and sufficient finished goods Inventory for satisfaction of customer orders on hand at Closing and Inventory will be in an amount that at the Closing shall have a value of no less than $70,000 in the aggregate as calculated in accordance with the Balance Sheet (unless otherwise waived by the Buyer);

e) Will not acquire any asset that will be a Purchased Asset except in the ordinary course of business consistent with past practice;

f) Will not fail to pay when due any material obligation related to the Seller Business;

g) Will not enter into, terminate or materially extend, amend, modify or waive any right with respect to any Material Contract except for purchase orders entered in the ordinary course of business consistent with past practice;

h) Will not sell, lease, license, abandon, permit to lapse, or otherwise transfer, or create or incur any Encumbrance on, any of the assets, securities, properties, or interests of the Seller Business;

i) Will not incur or assume any liabilities, obligations or indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice or that will constitute Excluded Liabilities;

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j) Will not increase the salaries (except for the 2018 salary increase reflected on Schedule 3.10(a)(i)), wage rates, other compensation or fringe benefits of, or grant any severance or termination payment (other than as required by Law) to, any Business Employee;

k) Fail to comply in any material respect with all Laws applicable to the Seller Business or the Purchased Assets;

l) Will not make, change or revoke any Tax election; file any amended Return; enter into any closing agreement; settle or compromise any Tax claim or assessment; or consent to any extension or waiver of the limitation period applicable to any claim or assessment with respect to Taxes, in each case to the extent such action could reasonably be expected to adversely affect the Purchased Assets or the Seller Business;

m) Will not do any other act which would cause any representation or warranty of Seller in this Agreement to be or become untrue in any material respect or intentionally omit to take any action necessary to prevent any such representation or warranty from being untrue in any material respect; and

n) Will not enter into any agreement or commitment with respect to any of the foregoing.

5.3. Taxes.

a) Seller and Buyer acknowledge and agree that (i) Seller will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Business Employee in connection with the operation or conduct of the Seller Business for any Pre-Closing Tax Period, and (ii) Buyer will be responsible for and will perform all Tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer or a Buyer Designee to any Transferred Employee with respect any Post-Closing Tax Period. For the avoidance of doubt, nothing in this paragraph is intended to modify or adjust the substantive liability of Buyer and Seller under this Agreement with respect to the Taxes described in this paragraph.

b) Seller shall promptly notify Buyer in writing upon receipt by Seller of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Seller that reasonably may be expected to relate to or give rise to a lien on the Purchased Assets or the Seller Business. Each of Buyer and Seller shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

c) Seller shall deliver to Buyer at the Closing a properly executed affidavit prepared in accordance with Treasury Regulations section 1.1445-2(b) certifying Seller’s non-foreign status.

5.4. Business Employees.

a) Prior to the Closing, Seller shall update the information provided in Schedule 3.10(a)(i) as of the Closing Date.

b) As of the Closing Date, Buyer shall make offers of employment to at least the number of Business Employees of Seller set forth on Schedule 5.4(b) whom shall be specifically identified by Buyer prior to the Closing. The initial term of employment shall be for a period no less than three (3) months, subject to termination for cause, which cause shall be determined by the Buyer or Buyer Designee in its sole discretion. At the end of the initial three (3) month term, the Buyer or Buyer Designee shall have the option to extend employment to those Business Employees as it determines in its sole discretion. To the extent permitted by applicable Law, including data privacy and data protection Laws, Seller agrees to provide Buyer with such information reasonably requested by Buyer to assist it with complying with the terms of this Section 5.4 and to assist Buyer with determining the wages paid to the Transferred Employees (as defined below) with respect to the period beginning on December 29, 2017 and ending on the Closing Date. Without limiting the foregoing, each Party shall comply with all applicable Laws in connection with the transfer of the employees to Buyer or a Buyer Designee, including with respect to notice and other procedural requirements. Any offered Employee who accepts Buyer’s offer of employment and commences employment with Buyer or a Buyer Designee shall be referred to as a “Transferred Employee”. Employment of the Transferred Employees with Buyer or a Buyer Designee shall be effective as of the day following the close of business on the Closing Date.

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c) Where terms are not dictated by applicable Law, Buyer or a Buyer Designee shall provide, or shall cause to be provided, to Transferred Employees, during their employment with Buyer or a Buyer Designee, at a minimum, the same base salaries or, as applicable, base wage rates, offered by Seller immediately prior to the Closing Date (but taking into account the 2018 salary increases) as set forth on Schedule 3.10(a)(i). Except as expressly set forth in this Section 5.4, no Benefit Plans or assets of any Benefit Plan shall be transferred to Buyer or any Affiliate of Buyer.

d) Seller and Buyer intend that the transactions contemplated by this Agreement shall not constitute a severance of employment, under the terms of any Benefit Plan of Seller, of any Transferred Employee prior to or upon the consummation of the transactions contemplated hereby and that such employees will have continuous and uninterrupted employment immediately before and immediately after the Closing Date. Notwithstanding anything to the contrary in this Agreement, Buyer shall provide, at a minimum, severance benefits substantially equivalent to the benefits contained in the plans listed or as described on Schedule 5.4(d) to Transferred Employees whose employment is terminated involuntarily by Buyer on or before December 31, 2017 other than terminations in circumstances that would not require payments of severance benefits under Seller’s severance plan.

e) Notwithstanding anything herein to the contrary, nothing in this Agreement shall require Buyer or a Buyer Designee to employ any Business Employees, or to employ any Transferred Employee on anything other than an at-will basis, terminable at any time with or without cause unless required otherwise under applicable Law. Nothing in this Section 5.4, expressed or implied, shall confer upon any employee or former employee of Seller or related entities (including, without limitation, the Transferred Employees) any rights or remedies (including, without limitation, any right to employment or continued employment for any specified period) of any nature or kind whatsoever, under or by reason of this Section 5.4. It is expressly agreed that the provisions of this Section 5.4 are not intended to be for the benefit of or otherwise be enforceable by, any third party, including, without limitation, any Transferred Employees. No provision of this Section 5.4 shall create any rights in any such persons in respect of any benefits that may be provided under any Benefit Plan or any plan or arrangement which may be established or maintained by Buyer, shall be construed to establish, amend, or modify an Benefit Plan or any other benefit plan, program, agreement or arrangement nor shall require Seller, Buyer or any Affiliate of Seller or Buyer to continue or amend any particular benefit plan and any such plan may be amended or terminated in accordance with its terms and applicable Law

5.5. Collateral Agreements; Leased Equipment; Premises.

a) On or prior to the Closing Date, Buyer or a Buyer Designee shall execute and deliver to Seller, and Seller shall execute and deliver to Buyer or a Buyer Designee, the Collateral Agreements.

b) Promptly after the date hereof, Seller shall provide Buyer with the costs and other terms applicable to the Leased Equipment and Buyer shall decide whether such Leased Equipment will (a) transfer to Buyer or a Buyer Designee as of the Closing Date by Buyer or a Buyer Designee assuming the leases for such equipment, (b) become the property of Buyer or a Buyer Designee as of the Closing Date by Buyer or a Buyer Designee paying for the costs of purchasing such equipment pursuant to the leases (the “Purchased Leased Equipment”), or (c) remain the property of Seller as of the Closing Date (the “Excluded Leased Equipment”).

5.6. Regulatory Compliance; Post-Closing Cooperation.

a) Subject to Section 5.6(b), upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using reasonable commercial efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable; (ii) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Bodies and the making of all necessary registrations and filings (including filings with Governmental Bodies, if any) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Body; (iii) the obtaining of all necessary consents, approvals or waivers from Third Parties; (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Collateral Agreements or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement and the Collateral Agreements.

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5.7. Contacts with Suppliers and Customers. Prior to the Closing, Seller and Buyer agree to cooperate to prepare a communications plan for business partners of the Seller Business, and in contacting any suppliers to, or customers of, the Seller Business in connection with or pertaining to any subject matter of this Agreement or the Collateral Agreements and to facilitate the transition of the Seller Business, including the preparation of letters to all customers, suppliers, distributors and other business partners of the Seller Business to notify them of the Closing and provide information regarding the transition of the Seller Business to Buyer. The Seller will be responsible for contacting parties to any Contracts for which consent is required in connection with their assignment pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, this Agreement shall not affect Seller’s continuing right to contact customers and suppliers in connection with the operation or conduct of the Seller Business nor Buyer’s continuing right to contact customers and suppliers in connection with the operation or conduct of its business.

5.8. Non-Solicitation or Hiring of Transferred Employees. None of Seller, any of its representatives or any of its Affiliates will at any time prior to the date that is one (1) year after the date hereof, directly or indirectly, solicit the employment of or hire any Transferred Employee without Buyer’s prior written consent. The term “solicit the employment” shall not be deemed to include generalized searches for employees through media advertisements, employment firms or otherwise that are not focused on or directed to Transferred Employees. This restriction shall not apply to any employee whose employment was involuntarily terminated other than for cause by Buyer a Buyer Designee, or their respective successors, after the Closing.

5.9. No Negotiation or Solicitation. Prior to the Closing Date, Seller and its Affiliates will not (and Seller will cause each of its employees, officers, representatives and agents or advisors not to and shall cause its Affiliates to cause employees, officers, representatives and agents or advisors not to) directly or indirectly (a) solicit, initiate, entertain, encourage or accept the submission of any proposal, offer or any discussions relating to or that might reasonably be expected to lead to or result in any proposal or offer from any Person relating to the direct or indirect acquisition of the Seller Business or any portion of the Purchased Assets (other than purchases of Seller Products or services from the Seller Business in the ordinary course of business consistent with past practice), or (b) participate in any discussions or negotiations regarding the Seller Business, furnish any information with respect thereto, or assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing within two (2) Business Days after receipt of any such offer or proposal, including the identity of the Person making such proposal, offer, inquiry or contact and all material terms thereof.

5.10. Non-Competition.

a) Seller agrees that, as part of the consideration for the payment of the Purchase Price, for a period of five (5) years immediately following the Closing Date, neither Seller nor any of its Affiliates will, directly or indirectly, as a principal, stockholder, joint venturer or otherwise, operate, perform or have any ownership interest in any business that designs, develops, manufactures, markets, sells, installs or distributes products in competition with the Seller Business starting at the border of Mexico, San Ysidro crossing and extending into the United States seventy-five (75) miles, except that Seller may purchase or otherwise acquire by merger, purchase of assets, stock (including investing as a minority shareholder), controlling interest or otherwise any Person or business or engage in any similar merger and acquisition activity with any Person the primary business of which is not in competition with the Seller Business, provided that Seller may not provide any such business access or license to any of the Assigned Intellectual Property for use in any business that competes with the Seller Business. For the purposes of this Section 5.10(a), ownership of securities of a company whose securities are publicly traded under a recognized securities exchange not in excess of 5% of any class of such securities shall not be considered to be competition with the Seller Business, and a Person shall not be considered to be in the “primary business” of competing with the Seller Business if such Person derives less than 20% of its revenues from products that compete with the Seller Business. For the avoidance of doubt, the parties agree that the agreements and limitations set forth in this Section 5.10 shall not apply to any entity that acquires all or part of Seller in any transaction.

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b) Seller acknowledges that the restrictions set forth in Section 5.10(a) constitute a material inducement to Buyer’s entering into and performing this Agreement. Seller further acknowledges, stipulates and agrees that a breach of such obligation could result in irreparable harm and continuing damage to Buyer for which there may be no adequate remedy at Law and further agrees that in the event of any breach of said obligation, Buyer may be entitled to injunctive relief and to such other relief as is proper under the circumstances.

c) If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section 5.10, but this Section 5.10 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.10 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

5.11. Post-Closing Remittances. If on or after the Closing Date, either Party receives a payment from a Third Party (including a customer of the Seller Business) that, pursuant to the terms hereof, should have been paid to the other Party, the Party who receives the payment agrees to hold in trust and remit such payment to the Party entitled thereto within five (5) Business Days of such receipt.

5.12. Pro-rations and Adjustments.

a) Except as otherwise expressly provided herein, all ordinary course expenses for (i) rents and other charges or amounts payable included in the Purchased Assets and transferred to Buyer hereunder and (ii) gas, electricity, water, sewer, rent and telephone charges at the Sub-Leased Premises, in each case, for the period prior to the Closing Date, will be for the account of Seller and for the period on and after the Closing Date shall be for the account of Buyer. If any Party actually makes any payments that are, in whole or in part, designated as payments for the period allocated to the other Party under this Section 5.12, such other Party shall promptly reimburse such amounts to the Party so making such payments.

b) For purposes of calculating pro-rations, Buyer shall be deemed to own the Purchased Assets, and, therefore be responsible for the expense thereof, as of 12:01 a.m. local time on the day after the Closing Date. All pro-rations shall be made on the basis of the actual number of days of the month that shall have elapsed as of the Closing Date and based upon a 365-day year. The amount of the pro-rations shall be subject to adjustment after the Closing, as and when complete and accurate information becomes available, and the Parties agree to cooperate and use their good faith efforts to make such adjustments.

5.13. Notification of Certain Matters. Seller shall give prompt written notice to Buyer of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of Seller in this Agreement to be untrue or inaccurate at or prior to the Closing in any material respect and (b) any failure of Seller in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and Buyer shall give prompt written notice to Seller of (x) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is could reasonably be expected to cause any representation or warranty of Buyer in this Agreement to be untrue or inaccurate at or prior to the Closing in any material respect and (y) any failure of Buyer in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

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5.14. Closing Statement. Within ten (10) Business Days after the Closing Date, Seller shall deliver to Buyer a schedule calculated as of the Closing Date of those line items of the Purchased Assets and Assumed Liabilities that are being transferred or assumed, as applicable, pursuant to this Agreement and that would be required to be set forth on a balance sheet prepared in accordance with GAAP (the “Closing Statement”). At least five (5) Business Days prior to the Closing Date, Seller shall deliver a good faith estimate of the amounts to be set forth on the Closing Statement.

6. Confidential Nature of Information.

6.1. Confidentiality Agreement. Buyer agrees that the Confidentiality Agreement shall apply to (a) all documents, materials and other information that it shall have obtained regarding Seller or its Affiliates during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), any investigations made in connection therewith and the preparation of this Agreement and related documents and (b) all analyses, reports, compilations, evaluations and other materials prepared by Buyer or its counsel, accountants or financial advisors that contain or otherwise reflect or are based upon, in whole or in part, any of the provided information; provided, however, that subject to Section 6.2(a), the Confidentiality Agreement shall terminate as of the Closing and shall be of no further force and effect thereafter with respect to information of Seller or its Affiliates the ownership of which is transferred to Buyer or a Buyer Designee.

6.2. Seller’s Proprietary Information.

a) Except as provided in Section 6.2(b), after the Closing and for a period of three (3) years following the Closing Date, Buyer agrees that it will keep confidential all of Seller’s and its Affiliates’ Information that is received from, or made available by, Seller in the course of the transactions contemplated hereby, and marked or identified at the time of disclosure as the proprietary or confidential information of Seller (“Seller Proprietary Information”), including, for purposes of this Section 6.2, information about the Seller Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements or other technical and business information, except for such Seller Proprietary Information the ownership of which is transferred to Buyer or a Buyer Designee as part of the Purchased Assets.

b) Notwithstanding the foregoing, such Seller Proprietary Information shall not be deemed confidential and Buyer shall have no obligation with respect to any such Seller Proprietary Information that:

i) At the time of disclosure was already known to Buyer other than as a result of this transaction, free of restriction as evidenced by documentation in Buyer’s possession;

ii) Is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Buyer;

iii) Is received by Buyer from a Third Party without similar restriction and without breach of any agreement;

iv) To the extent it is independently developed by Buyer; or

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v) Is, subject to Section 6.2(c), required to be disclosed under applicable Law or judicial process.

c) If Buyer (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Seller Proprietary Information, Buyer will promptly notify Seller of such request or requirement and will cooperate with Seller such that Seller may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer (or any of its Affiliates) is in the opinion of Buyer’s counsel compelled to disclose the Seller Proprietary Information or else stand liable for contempt or suffer other censure or penalty, Buyer (or its Affiliate) may disclose only so much of the Seller Proprietary Information to the party compelling disclosure as is required by Law. Buyer will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Seller Proprietary Information.

6.3. Buyer’s Proprietary Information.

a) Except as provided in Section 6.3(b), after the Closing Date and for a period of three (3) years thereafter, Seller agrees that it will keep confidential all of Seller’s and its Affiliates’ Information that is received from, or made available by, Buyer in the course of the transactions contemplated hereby and marked or identified at the time of disclosure as the proprietary or confidential information of Buyer, or the ownership of which or exclusive use of which is transferred to Buyer as part of the Purchased Assets (collectively, “Buyer Proprietary Information”), including, for purposes of this Section 6.3, information about the Seller Business’s business plans and strategies, marketing ideas and concepts, especially with respect to unannounced products and services, present and future product plans, pricing, volume estimates, financial data, product enhancement information, business plans, marketing plans, sales strategies, customer information (including customers’ applications and environments), market testing information, development plans, specifications, customer requirements, configurations, designs, plans, drawings, apparatus, sketches, software, hardware, data, prototypes, connecting requirements, other technical and business information and information regarding Business Employees.

b) Notwithstanding the foregoing, such Buyer Proprietary Information regarding the Seller Business shall not be deemed confidential and Seller shall have no obligation with respect to any such Buyer Proprietary Information that:

i) Is or becomes publicly known through publication, inspection of a product, or otherwise, and through no negligence or other wrongful act of Seller;

ii) Is received by Seller after the Closing Date from a Third Party without similar restriction and without breach of any agreement; or

iii) Is, subject to Section 6.3(c), required to be disclosed under applicable Law or judicial process.

c) If Seller (or any of its Affiliates) is requested or required (by oral question, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Buyer Proprietary Information regarding the Seller Business, Seller will promptly notify Buyer of such request or requirement and will cooperate with Buyer such that Buyer may seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller (or any of its Affiliates) is in the opinion of Seller’s counsel compelled to disclose the Buyer Proprietary Information or else stand liable for contempt or suffer other censure or penalty, Seller (or its Affiliate) may disclose only so much of the Buyer Proprietary Information to the party compelling disclosure as is required by Law. Seller will exercise its (and will cause its Affiliates to exercise their) reasonable commercial efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to such Buyer Proprietary Information.

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6.4. Confidential Nature of Agreements. Except to the extent that disclosure thereof is required under accounting, stock exchange or federal securities or labor relations Laws disclosure obligations or pursuant to legal process, both parties agree that the terms and conditions of this Agreement, the Collateral Agreements and all Schedules, attachments and amendments hereto and thereto shall be considered confidential or proprietary information protected under this Article 6. Notwithstanding anything in this Article 6 to the contrary, in the event that any such Information is also subject to a limitation on disclosure or use contained in another written agreement between Buyer and Seller or either of their respective Affiliates that is more restrictive than the limitation contained in this Article 6, then the limitation in such agreement shall supersede this Article 6.

7. Closing.

At the Closing, the following transactions shall take place:

7.1. Deliveries by Seller. On the Closing Date, Seller shall, execute and deliver to Buyer or a Buyer Designee the following:

a) The Collateral Agreements;

b) A certificate of an appropriate officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.2(a) and (b), and an incumbency certificate of the Secretary of Seller, dated the Closing Date, in customary form; and

c) All such other bills of sale, assignments and other instruments of assignment, transfer or conveyance as Buyer or a Buyer Designee may reasonably request or as may be otherwise necessary to evidence and effect the sale, transfer, assignment, conveyance and delivery of the Purchased Assets to Buyer or a Buyer Designee or to put Buyer or a Buyer Designee in actual possession or control of the Purchased Assets; provided that all information (including documents) capable of electronic transmission will be transmitted to Buyer or the applicable Buyer Designee in such manner, in which case such information shall not be transferred in any tangible form, and any inadvertent transfer of a tangible manifestation of such information shall promptly be returned to Seller upon discovery of Buyer’s or such Buyer Designee’s receipt thereof.

7.2. Deliveries by Buyer or a Buyer Designee.

On the Closing Date, Buyer shall, or shall cause a Buyer Designee to, execute and deliver to Seller the following:

a) The Purchase Price;

b) The Collateral Agreements;

c) A certificate of an appropriate officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.3(a) and (b), and an incumbency certificate of the Secretary of Seller of Buyer, dated the Closing Date, in customary form; and

d) All such other documents and instruments as Seller may reasonably request or as may be otherwise necessary or desirable to evidence and effect the assumption by Buyer or a Buyer Designee of the Assumed Liabilities.

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7.3. Closing Date. The Closing shall take place at 3676 Main Street, San Diego, CA 92113 or such other location as agreed to by the parties, at 10:00 a.m. local time within five (5) Business Days following the date on which the last of the conditions specified in Article 8 to be satisfied or waived has been satisfied or waived (other than conditions which can only be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or time or on such other date as Seller and Buyer may agree upon in writing (such date and time being referred to herein as the “Closing Date”); provided, however, that notwithstanding the foregoing, in no event shall the Closing Date occur prior to December 31, 2017.

7.4. Contemporaneous Effectiveness. All acts and deliveries prescribed by this Article 7, regardless of chronological sequence, will be deemed to occur contemporaneously and simultaneously on the occurrence of the last act or delivery, and none of such acts or deliveries will be effective until the last of the same has occurred.

8. Conditions Precedent to Closing.

8.1. General Conditions. The respective obligations of Buyer and Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

a) Legal Proceedings. No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, non-appealable judgment, decree, injunction or other order which is in effect on the Closing Date and which prohibits, restricts or delays consummation of the transactions contemplated by this Agreement or the Collateral Agreements and there shall be no pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement or any of the Collateral Agreements which seeks to prohibit or restrict the transactions contemplated by this Agreement.

8.2. Conditions Precedent to Buyer’s Obligations. The obligations of Buyer to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Buyer:

a) Representations and Warranties of Seller True and Correct at Closing. The representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant to the provisions of this Agreement that are qualified by the words “material,” “Seller Material Adverse Effect” and similar phrases shall be true and correct in all respects at and as of date of this Agreement and at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date, and the representations and warranties of Seller contained in this Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof that are not so qualified shall be true and correct in all material respects at and as of date of this Agreement and at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.

b) Performance by Seller. Seller shall have delivered all of the documents required under Section 7.1 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

c) Seller Material Adverse Effect. There shall not have occurred a Seller Material Adverse Effect from the date hereof to the Closing Date.

d) Financing. Buyer shall have sufficient cash on hand to pay the Purchase Price.

8.3. Conditions Precedent to Seller’s Obligations. The obligations of Seller to effect the Closing of the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any of which may be waived in writing by Seller:

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a) Representations and Warranties of Buyer True and Correct at Closing. The representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant to the provisions of this Agreement that are qualified by the words “material,” “material adverse effect” and similar phrases shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all respects as of the specified date, and the representations and warranties of Buyer contained in this Agreement or in any Schedule, certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby that are not so qualified shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date, except to the extent that such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date.

b) Performance by Buyer. Buyer and/or the applicable Buyer Designee shall have delivered all of the documents required under Section 7.2 and shall have otherwise performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing, including executing the Collateral Agreements.

9. Indemnification. The rights and obligations of Buyer and Seller under this Agreement shall be subject to the following terms and conditions:

9.1. Effect of Investigation. The right to indemnification or other remedy of Buyer or its Affiliates hereunder based on the representations, warranties, covenants and agreements herein will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, by the Buyer or its Affiliates, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

9.2. Survival of Representations and Warranties. The representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing solely for purposes of this Article 9 and such representations and warranties shall terminate at the close of business on the date that is eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties in Section 3.7(d) with respect to environmental matters and the representations and warranties relating to Tax and ERISA matters shall survive the Closing and shall terminate at the close of business on the 120th day following the expiration of the applicable statute of limitations with respect to the environmental, Tax or ERISA liabilities in question (giving effect to any waiver, mitigation or extension thereof), (ii) the representations and warranties in Section 3.13 shall terminate at the close of business on the date that is twenty-four (24) months after the Closing Date and (iii) the representations and warranties in Section 3.3 with respect to authorization and Section 3.5(a) with respect to title shall survive indefinitely. Neither Seller nor Buyer shall have any liability whatsoever with respect to any such representations or warranties after the applicable expiration date; provided, however, that, notwithstanding anything herein to the contrary, the obligations of Buyer or Seller to indemnify and hold harmless any Indemnified Party shall not terminate with respect to any claim or right to indemnification as to which such Indemnified Party shall have made in good faith and with reasonable specificity under the circumstances before the applicable expiration date, provided notice to the Indemnifying Party in accordance with this Article 9 and, in such case, such claim or right to indemnification shall survive indefinitely until such claim has been finally resolved.

9.3. General Agreement to Indemnify.

a) Seller and Buyer shall indemnify, defend and hold harmless the other party hereto, and Affiliates thereof, and any director, officer, employee or agent of such other party or Affiliates thereof (each an “Indemnified Party”) from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney’s fees, court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (collectively, “Losses”) incurred or suffered by any Indemnified Party to the extent that the Losses arise by reason of, or result from (i) subject to Section 9.2, any breach or any failure of any representation or warranty of such party contained in this Agreement or any certificate delivered in connection with this Agreement to have been true when made and at and as of the Closing Date, or (ii) the breach by such party of any covenant or agreement of such party contained in this Agreement to the extent not waived by the other party.

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b) Seller further agrees to indemnify and hold harmless Buyer and Affiliates thereof, and any director, officer, employee or agent of Buyer or Affiliates thereof (each a “Buyer Indemnified Party”) from and against any Losses incurred by Buyer or any Buyer Indemnified Party arising out of, resulting from, or relating to: (i) the Excluded Liabilities; (ii) Buyer’s waiver of, or noncompliance with, any applicable Bulk Sales Laws; and (iii) any claim, demand or liability for Taxes relating to, pertaining to, or arising out of the Seller Business or the Purchased Assets for any Pre-Closing Tax Period.

c) Buyer further agrees to indemnify and hold harmless Seller and Affiliates thereof, and any director, officer, employee or agent of Seller or Affiliates thereof (each a “Seller Indemnified Party”) from and against any Losses incurred by Seller or any Seller Indemnified Party arising out of, resulting from, or relating to: (i) any failure of Buyer to discharge any of the Assumed Liabilities; and (ii) any claim, demand or liability for Taxes relating to, pertaining to, or arising out of the Seller Business or the Purchased Assets for any Post-Closing Tax Period.

d) Amounts payable in respect of the parties’ indemnification obligations shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be treated as such by Buyer and Seller on their Returns to the extent permitted by law. Whether or not the Indemnifying Party (as defined below) chooses to defend or prosecute any Third-Party Claim (as defined below), both parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith or as provided in Section 5.1.

e) The indemnification obligations of each party hereto under this Article 9 shall inure to the benefit of the directors, officers and Affiliates of the other party hereto on the same terms as are applicable to such other party.

f) The Indemnifying Party’s liability for all claims made under Section 9.3(a)(i) shall be subject to the following limitations: (i) the Indemnifying Party shall have no liability for such claims until the aggregate amount of the Losses incurred shall exceed one percent (1%) of the Purchase Price (the “Threshold Amount”) in which case the Indemnifying Party shall be liable for the entire amount of such Losses (subject to the limit set forth in clause (ii)) and not just the amount of the Losses that exceeds the Threshold Amount, and (ii) the Indemnifying Party’s aggregate liability for all such claims shall not exceed the Purchase Price (the “Cap Amount”); provided, however, in no event shall the limitations in clauses (i) and (ii) of this Section 9.3(f) apply to (a) Losses resulting from fraud or intentional misrepresentation or (b) Losses arising out of breaches of the representations and warranties set forth in Sections 3.3, 3.5(a) and 3.20. The Indemnified Party may not make a claim for indemnification under Section 9.3(a)(i) after the expiration of the applicable survival period specified in Section 9.2; provided, however, that, notwithstanding anything herein to the contrary, so long as such Indemnified Party shall have, before the applicable expiration date, provided notice of a claim (made in good faith and with reasonable specificity under the circumstances) before the applicable expiration date to the Indemnifying Party in accordance with this Article 9, then, in such case, such claim or right to indemnification shall survive indefinitely until such claim has been finally resolved. Notwithstanding anything herein to the contrary, for purposes of this Article 9, all “materiality”, “Seller Material Adverse Effect” and similar qualifications in the representations and warranties contained in this Agreement (or contained, incorporated or referenced in any certificate delivered pursuant to this Agreement) shall be disregarded for purposes of calculating the amount of such Losses, but shall not be disregarded for purposes of determining whether a breach of any such representation or warranty contained in this Agreement (or contained, incorporated or referenced in any certificate delivered pursuant to this Agreement) has occurred.

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g) The indemnification provided in this Article 9 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, covenants, representations or warranties contained herein or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, this exclusive remedy for damages does not preclude a party from bringing an action for (i) specific performance or other equitable remedy to require a party to perform its obligations under this Agreement or any Collateral Agreement or (ii) fraud or intentional misrepresentation.

h) Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to the other party for indirect, special, punitive, exemplary or consequential loss or damage arising out of this Agreement, provided, however, the foregoing shall not be construed to preclude recovery by the Indemnified Party in respect of Losses directly incurred from Third Party Claims. Both parties shall mitigate their damages.

i) The rights to indemnification under this Section 9.3 shall not be subject to set-off for any claim by the Indemnifying Party against any Indemnified Party, whether or not arising from the same event giving rise to such Indemnified Party’s claim for indemnification.

9.4. General Procedures for Indemnification.

a) The Indemnified Party seeking indemnification under this Agreement shall promptly notify the party against whom indemnification is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any action, suit or proceeding by any Third Party, in respect of which indemnity may be sought hereunder and shall give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure). If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party, then the Indemnifying Party shall have the right, but not the obligation, exercisable by written notice to the Indemnified Party within twenty (20) days of receipt of notice from the Indemnified Party of the commencement of or assertion of any claim, action, suit or proceeding by a Third Party in respect of which indemnity may be sought hereunder (a “Third-Party Claim”), to assume the defense of such Third-Party Claim only if such Third-Party Claim (i) involves (and continues to involve) solely money damages or (ii) involves (and continues to involve) claims for both money damages and equitable relief against the Indemnified Party that cannot be severed, where the claims for money damages are the primary claims asserted by the Third Party and the claims for equitable relief are incidental to the claims for money damages; provided further, that in the case where Seller is the Indemnifying Party, as additional requirements in addition to the foregoing, the Seller shall only be permitted to assume the defense of such Third-Party Claim in the event that the monetary damages that are sought (or that would reasonably be expected to be sought) in connection with such Third-Party Claim do not exceed the Cap Amount or such lesser remaining amount after deducting therefrom the amount of all other previously paid and outstanding unpaid and/or unresolved claims pursuant to this Article 9. If the Indemnifying Party has not acknowledged in writing its obligation to indemnify the Indemnified Party, then the Indemnified Party shall have the right to assume and control the defense against such Third Party Claim. In the event that any party exercises its right to undertake any such defense against any Third Party Claim as provided above, then the other parties shall cooperate in such defense and make available at such cooperating party expense all witnesses, pertinent records, materials and information in such party’s possession and control relating thereto as is reasonably required to by the party conducting the defense.

b) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third-Party Claim that the other is defending, as provided in this Agreement.

c) The Indemnifying Party, if it has assumed the defense of any Third-Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment relates solely to monetary damages and, in addition, in the case where Seller is the Indemnifying Party, such monetary damages do not exceed the Cap Amount or such lesser remaining amount after deducting therefrom the amount of all other previously paid and outstanding unpaid and/or unresolved claims pursuant to this Article 9. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent, enter into any compromise or settlement that (i) commits the Indemnified Party to take, or to forbear to take, any action, or (ii) does not provide for a complete release by such Third Party of the Indemnified Party. The Indemnified Party shall have the sole and exclusive right to settle any Third-Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third-Party Claim involves equitable or other non-monetary relief against the Indemnified Party, and shall have the right to settle any Third-Party Claim involving money damages for which the Indemnifying Party has not assumed the defense pursuant to this Section 9.4 with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

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d) In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the Indemnifying Party; but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (unless and to the extent that the Indemnifying Party has suffered material prejudice by such failure). Such notice shall specify the basis for such claim, the amount thereof, if known, and the method of computation thereof, all with reasonable particularity and shall contain a reference to the provisions of this Agreement in respect of which such a claim shall be incurred. Such notice shall be given promptly after the Indemnified Party becomes aware of the basis for each such a claim. The Indemnifying Party shall, within thirty (30) days after receipt of such notice of an indemnified Loss, and subject to the limitations set forth in Section 9.3, (i) pay or cause to be paid to the Indemnified Party the amount of such Loss specified in such notice which the Indemnifying Party does not contest, or (ii) notify the Indemnified Party if it wishes to contest the existence or amount of part or all of such a Loss by stating with particularity the basis upon which it contests the existence or amount thereof.

10. Miscellaneous Provisions.

10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if (i) mailed by certified or registered mail, return receipt requested, (ii) sent by Federal Express or other express carrier, fee prepaid, (iii) sent via electronic mail with receipt confirmed, or (iv) delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to Seller, to:	NG Enterprises, Inc.
Attn: Guillermo Gallardo
806 E Holt Ave
Pomona, CA 91767
United States of America
E-mail: ccadv11@yahoo.com

If to Buyer, to:	MagneGas Corporation.
Attention: Tyler B. Wilson, General Counsel
11885 44th Street North
Clearwater, FL 33762
United States of America
E-mail: tylerwilson@magnegas.com

10.2. Expenses. Except as otherwise provided herein, each party to this Agreement will bear all of the fees, costs and expenses incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

10.3. Entire Agreement; Modification. The agreement of the parties, which consists of this Agreement, the Schedules and Exhibits hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement, including the Confidentiality Agreement. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby, and in accordance with Section 10.3.

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10.4. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the other party’s written consent; provided, that Buyer may transfer or assign in whole or in part to one or more Buyer Designee its right to purchase all or a portion of the Purchased Assets, but no such transfer or assignment will relieve Buyer of its obligations hereunder. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to either party, in which event the parties shall use reasonable commercial efforts to arrive at an accommodation that best preserves for the parties the benefits and obligations of the offending provision.

10.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS PERFORMED ENTIRELY WITHIN THAT STATE, IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF FLORIDA, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

10.6. Consent to Jurisdiction. Each of Buyer and Seller irrevocably submits to the exclusive jurisdiction of (i) the Supreme Court of the State of Florida, Pinellas County and (ii) the United States District Court for the Middle District of Florida, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and each agrees that no such action, suit or proceeding relating to this Agreement or any transaction contemplated hereby shall be brought by it or any of its Affiliates except in such courts). Buyer further agrees, and Seller further agrees, that service of any process, summons, notice or document by U.S. registered mail to such Person’s respective address set forth in Section 10.1 above shall be effective service of process for any action, suit or proceeding in Florida with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of Buyer and Seller irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Supreme Court of the State of Florida, Pinellas County, or (ii) the United States District Court for the Middle District of Florida or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.7. Waiver of Jury Trial. Each party hereby waives, and agrees to cause each of its Affiliates to waive, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party (i) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.7.

10.8. Execution in Counterparts. This Agreement may be executed in any number of counterparts, including by electronic signature, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.9. Public Announcement. Prior to the signing of this Agreement, Seller and Buyer shall prepare a mutually agreeable release announcing the transaction contemplated hereby. Except for such press release, neither Seller nor Buyer shall, without the approval of the other, make any press release or other announcement concerning the existence of this Agreement or the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Law, in which case the other party shall be advised and the parties shall use their reasonable commercial efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude, or require notification to the other Party of, communications or disclosures necessary to comply with accounting, stock exchange or federal securities or labor relations Law disclosure obligations.

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10.10. No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any Person other than the Parties and their respective successors or assigns (other than the right to indemnification of Indemnified Parties hereunder) any rights (including Third-Party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide Third Parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement. Nothing in this Agreement shall be construed as giving to any Business Employee, or any other individual, any right or entitlement to employment or continued employment or any right or entitlement under any Benefit Plan, policy or procedure maintained by Seller, except as expressly provided in such Benefit Plan, policy or procedure. No Third Party shall have any rights under Section 502, 503 or 504 of ERISA, any comparable applicable Law of any other jurisdiction, or any regulations thereunder because of this Agreement that would not otherwise exist without reference to this Agreement. No Third Party shall have any right, independent of any right that exists irrespective of this Agreement, under or granted by this Agreement, to bring any suit at Law or equity for any matter governed by or subject to the provisions of this Agreement.

11. Termination; Amendment and Waiver.

11.1. Termination. This Agreement may be terminated at any time prior to the Closing Date by:

a) Mutual Consent. The mutual written consent of Buyer and Seller;

b) Failure of Buyer Condition. Buyer upon written notice to Seller if any of the conditions to the Closing set forth in Section 8.2 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Buyer;

c) Failure of Seller Condition. Seller upon written notice to Buyer if any of the conditions to the Closing set forth in Section 8.3 shall have become incapable of fulfillment by the Termination Date and shall not have been waived in writing by Seller;

d) Court or Administrative Order. Buyer or Seller if (i) there shall be in effect a final, non-appealable order of a court or government administrative agency of competent jurisdiction prohibiting the consummation of the transactions contemplated hereby or (ii) if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or

e) Delay. Buyer or Seller if the Closing shall not have occurred by June 30, 2018 (the “Termination Date”); provided, however, that the party seeking termination pursuant to clause (b), (c) or (e) is not then in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.

11.2. Effect of Termination. In the event of the termination of this Agreement in accordance with Section 11.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except for the obligations of the parties hereto as provided in Article 6 relating to the obligations of Buyer and Seller to keep confidential certain information, Section 10.2 relating to certain expenses, Section 10.9 relating to publicity and this Section 11.2. Nothing in this Section 11.2 shall be deemed to release either party from any liability for any knowing, willful and material breach of any representation, warranty, covenant or agreement hereunder prior to termination.

11.3. Amendment and Waiver. The Agreement may be amended with respect to any provision contained herein at any time prior to the Closing Date by action of the parties hereto taken by their Boards of Directors or by their duly authorized officers or employees, whether before or after such party’s action. Any term or condition hereof may be waived and at any time prior to the Closing Date by the party hereto which is entitled to the benefits thereof by action taken by its Board of Directors or its duly authorized officer or employee, whether before or after the action of such party. Any such amendment or waiver shall be evidenced by a written instrument duly executed on behalf of each party by its duly authorized officer or employee. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision nor shall it in any way affect the validity of this Agreement or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.4. Attorney Review. The Seller and Buyer acknowledge that this Agreement will have important legal consequences and imposes significant requirement on each party. Accordingly, the Buyer and Seller acknowledge that they have considered retaining or have retained legal counsel to review this Agreement and that each party has been provided with adequate time to obtain such review.

[Signature Page Follows]

[The Remainder of This Page is Intentionally Blank]

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IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

“SELLER”

NG ENTERPRISES INC.

By:	/s/ Guillermo Gallardo
Name:	Guillermo Gallardo
Title:	President

By:	/s/ Guillermo Gallardo
Name:	Guillermo Gallardo, Individually

“BUYER”

MAGNEGAS CORPORATION

By:	/s/ Ermanno Santilli
Name:	Ermanno Santilli
Title:	Chief Executive Officer

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